UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DaVita Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 21, 2003

TO OUR STOCKHOLDERS:

We will hold our 2003 annual meeting of the stockholders of DaVita Inc., a Delaware corporation, on Wednesday, May 21, 2003 at 1:30 p.m., San Francisco time, at the Hyatt Regency San Francisco Airport, 1333 Old Bayshore Highway, Burlingame, California 94010. As further described in the accompanying Proxy Statement, at this meeting we will:

(1)	Elect seven directors to our board of directors to serve for a term of one year or until their successors are duly elected and qualified;

(2)	Consider and act upon a proposal to approve the proposed amendment of our 2002 Equity Compensation Plan (a) to authorize awards under the plan in the form of restricted stock, stock issuances, stock appreciation rights, and other equity-based awards, as well as (b) to decrease the total number of shares available for issuance under the plan; and

(3)	Transact other business as may properly come before the meeting or any meetings held upon adjournment of the meeting.

Our board of directors has fixed the close of business on April 14, 2003 as the record date for the determination of stockholders entitled to vote at the meeting or any meetings held upon adjournment of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote. A copy of our 2002 annual report to stockholders is enclosed with this notice, but is not part of the proxy soliciting material.

We invite you to attend the meeting and vote in person. If you cannot attend, to assure that you are represented at the meeting, please sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. If you attend the meeting, you may vote in person, even if you previously returned a signed proxy.

By order of the board of directors,

Steven J. Udicious

Vice President, Secretary

and General Counsel

Torrance, California

April 17, 2003

PROXY STATEMENT

GENERAL INFORMATION

We are sending you this proxy statement on or about April 17, 2003 in connection with the solicitation of proxies by our board of directors. The proxies are for use at our 2003 annual meeting of stockholders, which we will hold at 1:30 p.m., San Francisco time, at the Hyatt Regency San Francisco Airport, 1333 Old Bayshore Highway, Burlingame, California 94010. The proxies will remain valid for use at any meetings held upon adjournment of that meeting. The record date for the meeting is the close of business on April 14, 2003. All holders of record of our common stock on the record date are entitled to notice of the meeting and to vote at the meeting and any meetings held upon adjournment of that meeting. Our principal executive offices are located at 21250 Hawthorne Boulevard, Torrance, California 90503, and our telephone number is (310) 792-2600.

A proxy form is enclosed. Whether or not you plan to attend the meeting in person, please date, sign and return the enclosed proxy as promptly as possible, in the postage prepaid envelope provided, to ensure that your shares will be voted at the meeting. You may revoke your proxy at any time prior to its use by filing with our secretary an instrument revoking it or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Unless you instruct otherwise in the proxy, any proxy, if not revoked, will be voted at the meeting:

•	for our board’s slate of nominees;

•	to approve the proposed amendment of our 2002 Equity Compensation Plan (a) to authorize awards under the plan in the form of restricted stock, stock issuances, stock appreciation rights, and other equity-based awards, as well as (b) to decrease the total number of shares available for issuance under the plan; and

•	as recommended by our board with regard to all other matters, in its discretion.

Our only voting securities are the outstanding shares of our common stock. At the record date, we had approximately 60,975,000 shares of common stock outstanding and approximately 2,600 stockholders of record. If the stockholders of record present in person or represented by their proxies at the meeting hold at least a majority of our outstanding shares of common stock, a quorum will exist for the transaction of business at the meeting. Stockholders of record who abstain from voting, including brokers holding their customers’ shares who cause abstentions to be recorded, are counted as present for quorum purposes.

For each share of common stock you hold on the record date, you are entitled to one vote on each matter that we will consider at this meeting. You are not entitled to cumulate your votes.

Brokers holding shares of record for their customers generally are not entitled to vote on some matters unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise us that it lacks voting authority. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called “broker non-votes.”

The voting requirements for the proposals we will consider at the meeting are:

•	Election of directors. The seven candidates who receive the highest number of affirmative votes will be elected. Votes against a candidate and votes withheld from voting for a candidate will have no effect on the election.

•	Approval of the proposed amendment of our 2002 Equity Compensation Plan (a) to authorize awards under the plan in the form of restricted stock, stock issuances, stock appreciation rights, and other equity-based awards, as well as (b) to decrease the total number of shares available for issuance under the plan. A majority of the votes cast on this proposal by the holders of shares of our common stock present, or represented, and entitled to vote at the annual meeting must approve this proposed plan and the total votes cast on this proposal must represent over fifty percent of all shares entitled to vote on this proposal. Abstentions count as votes cast and have the effect of a vote against the proposal. Broker non-votes are not counted as votes cast and will have no effect on the outcome.

We will pay for the cost of preparing, assembling, printing and mailing this proxy statement and the accompanying form of proxy to our stockholders, as well as the cost of soliciting proxies relating to the meeting. We may request banks and brokers to solicit their customers who beneficially own our common stock listed of record in names of nominees. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses regarding these solicitations. We have also retained Georgeson Shareholder, or Georgeson, to assist in the distribution and solicitation of proxies and to verify records related to the solicitation at a fee of $9,500 plus expenses. Georgeson and our officers, directors and employees may supplement the original solicitation by mail of proxies by telephone, facsimile, e-mail and personal solicitation. We will pay no additional compensation to our officers, directors and employees for these activities. We will indemnify Georgeson against liabilities and expenses arising in connection with the proxy solicitation, including liabilities under the federal securities laws, unless caused by Georgeson’s gross negligence or willful misconduct.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the meeting, you will elect seven directors to serve for a term of office consisting of the coming year or until their respective successors are elected and qualified. The nominating and governance committee of our board has recommended, and our board has nominated, Kent J. Thiry, Richard B. Fontaine, Peter T. Grauer, C. Raymond Larkin, Jr., John M. Nehra, Nancy-Ann DeParle, and William L. Roper, M.D. for election as directors. All of these individuals are current members of our board. Each nominee has consented to being named in this proxy statement as a nominee and has agreed to serve as a director if elected.

The persons named as proxies in the accompanying form of proxy have advised us that at the meeting they intend to vote the shares covered by the proxies for the election of the nominees named above. If one or more of the nominees are unable to serve, or for good cause will not serve, the persons named as proxies may vote for the election of the substitute nominees that our board may propose. The accompanying form of proxy contains a discretionary grant of authority with respect to this matter. The persons named as proxies may not vote for a greater number of persons than the number of nominees named above.

No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship with any other nominee or with any of our executive officers.

Information concerning members of our board of directors

Name	Age	Position
Kent J. Thiry	47	Chairman of the Board and Chief Executive Officer

Richard B. Fontaine	59	Director

Peter T. Grauer	57	Director

C. Raymond Larkin, Jr.	54	Director

John M. Nehra	54	Director

Nancy-Ann DeParle	46	Director

William L. Roper, M.D.	54	Director

Kent J. Thiry became our chairman of the board and chief executive officer in October 1999. From June 1997 until he joined us, Mr. Thiry served as chairman of the board and chief executive officer of Vivra Holdings, Inc., which was formed to operate the non-dialysis business of Vivra Incorporated, or Vivra, after Gambro AB acquired the dialysis services business of Vivra in June 1997. From September 1992 to June 1997, Mr. Thiry was the president and chief executive officer of Vivra. From April 1992 to August 1992, Mr. Thiry served as president and co-chief executive officer of Vivra, and from September 1991 to March 1992, as president and chief operating officer of Vivra. From 1983 to 1991, Mr. Thiry was associated with Bain & Company, first as a consultant, and then as vice president. Mr. Thiry is also a director of Oxford Health Plans, Inc., and was appointed its chairman of the board, a non-executive position, in November 2002.

Richard B. Fontaine has been one of our directors since November 1999. Mr. Fontaine has been an independent health care consultant since 1992. Mr. Fontaine has also been an adjunct instructor at Westminster College since 1992. From June 1995 to September 1995, he served as interim chief executive officer of Health Advantage, Inc., a subsidiary of Vivra Specialty Partners, Inc. In 1993, he served as interim chief executive officer of Vivocell Therapy, Inc. From 1988 to 1992, he served as senior vice president of CR&R Incorporated. From 1984 to 1988, he served as vice president, business development, of Caremark, Inc.

Peter T. Grauer has been one of our directors since August 1994. Mr. Grauer has been chairman of the board since April 2001, and president and treasurer since March 2002, of Bloomberg, Inc. From November 2000 until March 2002, Mr. Grauer was a managing director of Credit Suisse First Boston. From September 1992 until November 2000, upon the merger of Donaldson, Lufkin & Jenrette, or DLJ, into Credit Suisse First Boston, Mr. Grauer was a managing director and founding partner of DLJ Merchant Banking.

C. Raymond Larkin, Jr. has been one of our directors since December 1999. Mr. Larkin has been chairman of the board and chief executive officer of Eunoe, Inc. since August 2002. Mr. Larkin has been a principal of 3x NELL, which invests in and provides consulting services to the medical device, biotechnology and pharmaceutical industries, since July 1998. From 1983 to March 1998, he held various executive positions with Nellcor Incorporated, a medical products company, for which he served as president and chief executive officer from 1989 until August 1995, when he became president and chief executive officer of Nellcor Puritan Bennett Incorporated upon the merger of Nellcor Incorporated with Puritan-Bennett Corporation. Mr. Larkin is also a director of Cerus Corporation and Hanger Orthopedic Group Inc.

John M. Nehra has been one of our directors since November 2000. Mr. Nehra has been affiliated with New Enterprise Associates, a venture capital firm, since 1989, including, since 1993, as general partner of several of its affiliated venture capital limited partnerships. Mr. Nehra has also been managing general partner of Catalyst Ventures, a venture capital firm, since 1989. Mr. Nehra is also a director of Aradigm Corporation and Iridex Corporation.

Nancy-Ann DeParle has been one of our directors since May 2001. Ms. DeParle served as the Administrator of the Health Care Financing Administration, or HCFA, from November 1997 until October 2000. From 1993 until joining HCFA, Ms. DeParle was Associate Director for Health and Personnel at the White House Office of Management and Budget. Since February 2001 Ms. DeParle has been a senior advisor with JP Morgan Partners, LLC, a private equity firm, and since June 2001 an adjunct professor at the Wharton School of the University of Pennsylvania. Ms. DeParle is also a director of Guidant Corporation, Cerner Corporation, Specialty Laboratories, Inc., Accredo Health, Inc., and Triad Hospitals, Inc.

William L. Roper, M.D. has been one of our directors since May 2001. Dr. Roper served as the administrator of HCFA from 1986 to 1989. He is currently dean of the School of Public Health at The University of North Carolina at Chapel Hill, or UNC. He is also a professor of health policy and administration in the School of Public Health and a professor of pediatrics in the School of Medicine at UNC. Before joining UNC in 1997, Dr. Roper served as senior vice president of Prudential Health Care. He also served as Director of the Centers for Disease Control and Prevention from 1990 to 1993 and on the senior White House staff in 1989 and 1990. Dr. Roper is also a director of Luminex Corporation and Quintiles Transnational Corporation.

Information regarding our board of directors and its committees

Our board of directors met nine times during 2002. Each of our directors attended at least 75% of the total number of meetings of the board and meetings of the committees of the board on which he or she served during 2002, except for Nancy-Ann DeParle, who attended six of nine meetings of the board and five of six meetings of the committees on which she served during 2002, or 73% of the total number of meetings.

In 2002, our audit committee consisted of C. Raymond Larkin, Jr., Nancy-Ann DeParle and John M. Nehra. Mr. Larkin is the chairperson of the audit committee. Each of the members of our audit committee is independent in accordance with the listing standards of the New York Stock Exchange. Our board of directors has adopted a written charter for our audit committee and amended the charter in November 2002. The amended charter is included with this proxy statement as Appendix A. Our audit committee (i) monitors the integrity of our financial reporting process and systems of internal controls regarding accounting, disclosure controls and legal compliance, (ii) appoints our independent auditors, (iii) monitors the independence and performance of our independent auditors and internal auditing department, and (iv) provides an avenue of communication among the independent auditors, management, the internal auditing department and our board of directors. The audit committee met five times during 2002. In addition to the committee meetings, the independent auditors and management meet with the chairman of the audit committee and other available members of the committee each quarter prior to the release of the company’s financial statements.

In 2002, our compensation committee consisted of Richard B. Fontaine, John M. Nehra and, beginning in April 2002, Peter T. Grauer. C. Raymond Larkin, Jr. served on the committee until April 2002. Mr. Fontaine is the chairperson of the compensation committee. Each of the members of our compensation committee is independent. Our compensation committee reviews the performance of our chief executive officer and other executives and makes specific recommendations and decisions regarding their compensation, with the goal of ensuring that our compensation system for our executives, as well as our philosophy for compensation for all employees, is aligned with the long term interests of our stockholders. The compensation committee also establishes policies relating to the compensation of our executive officers and other key employees that further this goal. The compensation committee met four times during 2002.

From January 2002 through April 2002 our compliance committee consisted of John M. Nehra and William L. Roper, M.D. Mr. Nehra was the chairperson of our compliance committee until April 2002. From April 2002 through December 2002, our compliance committee consisted of Dr. Roper and C. Raymond Larkin, Jr. Since April 2002, Dr. Roper has been the chairperson of our compliance committee. Each of the members of our compliance committee is independent. Our compliance committee oversees and monitors the effectiveness of our corporate compliance program, reviews significant compliance risk areas, other than those areas addressed by the audit committee, and the steps management is taking to monitor, control and report risk exposures and meets regularly with our chief compliance officer. The compliance committee met seven times during 2002.

In July 2002, our board of directors formed a nominating and governance committee. The nominating and governance committee consists of all of our independent directors, C. Raymond Larkin, Jr., Nancy-Ann DeParle, Richard B. Fontaine, Peter T. Grauer, John M. Nehra, and William L. Roper, M.D. Mr. Larkin, as our lead independent director, is the chairperson of the nominating and governance committee. Our nominating and governance committee reviews and makes recommendations to the board of directors about the Company’s governance processes, assists in identifying and recruiting candidates for the board of directors, proposes a slate of nominees for election at the annual meeting of stockholders, and makes recommendations to the board regarding the membership and chairs of the committees of the board. The nominating and governance committee will consider nominees for directors nominated by stockholders upon submission in writing to the Secretary of the Company of the names and qualifications of such nominees. The nominating and governance committee met once during 2002. In addition, the independent directors meet separately at each of our regular quarterly board meetings.

Compensation of directors

Directors who are our employees or officers do not receive compensation for service on our board of directors or any committee of the board. Each of our directors who is not one of our officers or employees is entitled to receive a retainer of $24,000 per year, paid quarterly in arrears (half in cash and half in deferred stock units that vest after one year), and additional compensation of $4,000 for each board meeting attended in person and $2,000 for each meeting held via telephone conference that lasts more than one and one half hours. For committee meetings, additional compensation of $2,000 per meeting is paid, whether attended in person or by telephone. No committee meeting fees are paid for committee meetings held on regular board meeting dates.

The chairperson of our compensation committee also receives an additional retainer of $45,000 per year, paid quarterly in arrears (half in cash and half in deferred stock units that vest after one year). Other committee chairpersons and the lead independent director also receive an additional retainer of $20,000 per year, paid quarterly in arrears (half in cash and half in deferred stock units that vest after one year). If the lead independent director also serves as a committee chairperson, he or she will only receive a total additional retainer of $20,000

(not $40,000) per year. C. Raymond Larkin, Jr. serves as our lead independent director. We also reimburse our directors for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the board.

In addition, each director who is not one of our officers or employees is entitled to receive options to purchase 8,000 shares of our common stock for each year they are elected to serve on our board, issued upon election or re-election to the board. The director options have an exercise price equal to the fair market value of our common stock on the date of grant and vest over two years at an annual rate of 50% beginning on the first anniversary of the date of grant, with acceleration of vesting upon a change in control.

Committee chairpersons and the lead independent director also receive additional options to purchase 10,000 shares of our common stock for each year of service in these roles, issued upon the date of the annual meeting. The committee chairpersons and the lead independent director options have an exercise price equal to the fair market value of our common stock on the date of grant and generally vest over three years at an annual rate of 33 1/3% beginning on the first anniversary of the date of grant, with acceleration of vesting upon a change in control. Vesting of the committee chairpersons’ and the lead independent director’s options continues so long as the director continues to serve on our board. If the lead independent director also serves as a committee chairperson, he or she will receive a total additional option grant of 10,000 shares (not 20,000 shares).

Each new member of our board receives a one-time grant of options to purchase 15,000 shares of our common stock issued upon initial appointment to our board, priced at the fair market value of our common stock on the date of grant and vesting over four years at an annual rate of 25% beginning on the first anniversary of the date of grant.

In accordance with the foregoing, in 2002 Messrs. Fontaine and Larkin and Dr. Roper each received options to purchase 18,000 shares, and Ms. DeParle and Messrs. Grauer and Nehra each received options to purchase 8,000 shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the ownership of our common stock as of April 14, 2003 by (a) all those persons known by us to own beneficially more than 5% of our common stock, (b) each of our directors and executive officers, and (c) all directors and executive officers as a group. Unless otherwise set forth in the following table, the address of each beneficial owner is 21250 Hawthorne Boulevard, Torrance, California 90503. We know of no agreements among our shareholders which relate to voting or investment power over our common stock or any arrangement the operation of which may at a subsequent date result in a change of control of us.

Name of beneficial owner	Number of shares beneficially owned	Percentage of shares beneficially owned
FMR Corp. (1)	6,584,973	10.8%
82 Devonshire Street Boston, Massachusetts 02109

T. Rowe Price Associates, Inc. (2) 100 E. Pratt Street Baltimore, Maryland 21202	6,223,183	10.2%

Barclays Global Investors, N.A. and affiliates (3) 45 Fremont Street San Francisco, California 94105	3,161,732	5.2%

Peninsula Investment Partners, L.P. and

Peninsula Capital Advisors, LLC (4) 404 B East Main Street Charlottesville, Virginia 22902	3,091,500	5.1%

Kent J. Thiry (5)	1,216,970	2.0%

Joseph C. Mello (6)	194,816	*

Richard K. Whitney (7)	345,559	*

Gary W. Beil (8)	139,800	*

Charles J. McAllister (9)	25,666	*

Steven J. Udicious (10)	25,331	*

Lori S. Richardson Pelliccioni	0	*

Richard B. Fontaine (11)	58,928	*

Peter T. Grauer (12)	138,155	*

C. Raymond Larkin Jr. (13)	70,412	*

John M. Nehra (14)	38,415	*

Nancy-Ann DeParle (15)	20,505	*

William L. Roper (16)	24,151	*

All directors and executive officers as a group (13 persons) (17)	2,298,708	3.6%

*	Amount represents less than 1% of our common stock.
(1)	Based upon information contained in a Schedule 13G/A filed with the Securities and Exchange Commission, or SEC, on February 13, 2003. FMR Corp. is the beneficial owner of these shares through its control of the following entities: Fidelity Management & Research Company, beneficial owner of 5,575,691 shares; Fidelity Management Trust Company, beneficial owner of 981,407 shares; Fidelity International Limited, beneficial owner of 27,647 shares, and Geode Capital Management, LLC, beneficial owner of 228 shares. These shares include a total of 3,957,460 shares issuable upon conversion of convertible subordinated notes. Mr. Edward C. Johnson 3rd is the chairman of FMR Corp. By virtue of his position as chairman of FMR Corp. and his and Abigail Johnson’s ownership of FMR Corp., they may be deemed to have the sole power to dispose of and vote the 5,575,691 shares owned by Fidelity Management & Research Company. They may be deemed to have the sole power to dispose of 981,407 shares and the sole power to vote 777,055 of the shares owned by Fidelity Management Trust Company. By virtue of Mr. Johnson’s position as chairman of Fidelity International Limited, he may be deemed to have the sole power to dispose of and vote the 27,647 shares owned by Fidelity International Limited.

(2)	Based upon information contained in a Schedule 13G/A filed with the SEC on April 8, 2003. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. These shares include a total of 247,970 shares issuable upon conversion of subordinated notes. T. Rowe Price Associates, Inc. has the sole power to vote 1,048,650 of the shares and sole power to dispose of 6,223,183 of the shares.
(3)	Based upon information contained in a Schedule 13G filed with the SEC on February 12, 2003. Barclays Global Investors, N.A. is the beneficial owner of 3,000,128 shares with the sole power to vote and dispose of the shares. Barclays Global Fund Advisors is the beneficial owner of 103,119 shares with the sole power to vote and dispose of the shares. Barclays Global Investors, LTD. is the beneficial owner of 58,485 shares with the sole power to vote and dispose of the shares.
(4)	Based upon information contained in a Schedule 13G filed with the SEC on January 13, 2003. Peninsula Investment Partners, L.P. and Peninsula Capital Advisors, LLC are the beneficial owners of 3,091,500 shares with the shared power to vote and dispose of the shares.
(5)	Includes 33,666 shares held in a family trust, 1,128,000 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, April 14, 2003, and 27,056 deferred stock units that will vest on the earlier of the termination of employment or the deferral date Mr. Thiry has elected.
(6)	Includes 177,500 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, April 14, 2003 and 17,316 deferred stock units that will vest on the earlier of the termination of employment or the deferral date Mr. Mello has elected.
(7)	Includes 330,152 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, April 14, 2003 and 12,988 deferred stock units that will vest on the earlier of the termination of employment or the deferral date Mr. Whitney has elected.
(8)	Includes 100,000 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, April 14, 2003.
(9)	Includes 25,000 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, April 14, 2003.
(10)	Includes 25,000 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, April 14, 2003.
(11)	Includes 56,750 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, April 14, 2003 and 1,467 deferred stock units that will vest on the earlier of the termination of services or on the anniversary date of the grant.
(12)	Includes 131,250 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, April 14, 2003 and 518 deferred stock units that will vest on the earlier of the termination of services or on the anniversary date of the grant.
(13)	Includes 68,750 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, April 14, 2003 and 951 deferred stock units that will vest on the earlier of the termination of services or on the anniversary date of the grant.
(14)	Includes 27,167 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, April 14, 2003 and 537 deferred stock units that will vest on the earlier of the termination of services or on the anniversary date of the grant.
(15)	Includes 19,500 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, April 14, 2003 and 518 deferred stock units that will vest on the earlier of the termination of services or on the anniversary date of the grant.
(16)	Includes 22,833 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, April 14, 2003 and 931 deferred stock units that will vest on the earlier of the termination of services or on the anniversary date of the grant.
(17)	All directors and executive officers in office on April 14, 2003. Includes 2,111,902 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, April 14, 2003 and 62,282 deferred stock units that may vest within 60 days after April 14, 2003.

Information concerning our executive officers

Name	Age	Position
Kent J. Thiry	47	Chairman of the Board and Chief Executive Officer

Joseph C. Mello	44	Chief Operating Officer

Richard K. Whitney	35	Chief Financial Officer

Gary W. Beil	51	Vice President and Controller

Charles J. McAllister, M.D	55	Chief Medical Officer

Lori S. Richardson Pelliccioni	43	Vice President, Compliance and Chief Compliance Officer

Steven J. Udicious	35	Vice President, Secretary and General Counsel

Our executive officers are elected by, and serve at the discretion of, our board of directors. Set forth below is a brief description of the business experience of all executive officers other than Mr. Thiry, who is also a director and whose business experience is set forth above in the “Information concerning members of our board of directors” section of this proxy statement.

Joseph C. Mello became our chief operating officer in June 2000. From April 1998 until joining us, Mr. Mello served as president and chief executive officer of Vivra Asthma & Allergy. From August 1994 to April 1998, Mr. Mello held various positions with MedPartners, Inc., including senior vice president/chief operating officer—southeastern region from March 1997 to April 1998. Prior to joining MedPartners, Mr. Mello was a partner with KPMG LLP, from 1984 to 1994. Mr. Mello is a director of Radiologix, Inc.

Richard K. Whitney became our chief financial officer in February 2000. From September 1998 until his appointment as chief financial officer, Mr. Whitney served as vice president and general manager of our international operations. Mr. Whitney joined us in June 1995 and has also served as director of corporate development and vice president of corporate development. Prior to joining us, Mr. Whitney was associated with RFE Investment Partners, a private equity investment firm, and Deloitte & Touche.

Gary W. Beil has been our vice president and controller since November 1999. From 1979 to 1999, Mr. Beil held a variety of divisional and corporate finance positions with The Boeing Company, including corporate vice president and controller from March 1996 to March 1999.

Charles J. McAllister, M.D., a nephrologist, became our chief medical officer in July 2000. From 1977 until joining us, Dr. McAllister was in private practice in Florida, including, from 1978, as medical director of two dialysis centers. Dr. McAllister also served as vice president of clinical affairs for Vivra Renal Care, the dialysis services business of Vivra, from 1992 until June 1997, when Gambro acquired Vivra Renal Care. Dr. McAllister continued as vice president of clinical affairs for Gambro until December 1998.

Lori S. Richardson Pelliccioni became our vice president, compliance and chief compliance officer in November 2002. From November 1997 until joining us, Ms. Pelliccioni was associated with PricewaterhouseCoopers LLP, including, since July 2000, as a partner in their health care practice. From 1991 until joining PricewaterhouseCoopers, Ms. Pelliccioni was an Assistant United States Attorney for the United States Department of Justice.

Steven J. Udicious became our vice president, secretary and general counsel in April 2000. Mr. Udicious served as our assistant general counsel from February 1998 until February 2000, when he became secretary and acting general counsel. Mr. Udicious served as assistant general counsel of Renal Treatment Centers, Inc., or RTC, from March 1997 until RTC’s merger with us in February 1998. Prior to joining RTC, Mr. Udicious was associated with the law firm Duane, Morris & Heckscher, LLP in Philadelphia, Pennsylvania.

None of the executive officers has any family relationship with any other executive officer or with any of our directors.

Section 16(a) beneficial ownership reporting compliance

Section 16(a) of the Exchange Act requires “insiders,” including our executive officers, directors and beneficial owners of more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission and the New York Stock Exchange, and to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, or written representations from reporting persons that no Form 5’s were required for those persons, we believe that only one reportable transaction was not timely reported on Form 4 in 2002, although proper disclosure was made in accordance with Rule 144. Mr. Thiry was nine days late in filing a report on Form 4 relating to the exercise of stock options and the sale of the underlying stock by Mr. Thiry in March 2002.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans and arrangements as of December 31, 2002, including the 1994 Equity Compensation Plan, the 1995 Equity Compensation Plan, the 1997 Equity Compensation Plan, the 1999 Equity Compensation Plan, the 1999 Non-Executive Officer and Non-Director Equity Compensation Plan, the Special Purpose Option Plan (RTC Plan), the 2002 Equity Compensation Plan, the Employee Stock Purchase Plan and the deferred stock unit arrangements. The material terms of each of these plans and arrangements are described in the notes to the December 31, 2002 consolidated financial statements, which are part of our Annual Report on Form 10-K for the year ended December 31, 2002. The 1999 Non-Executive Officer and Non-Director Equity Compensation Plan and the deferred stock unit arrangements were not required to be approved by our stockholders.

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))		Total of shares reflected in columns (a) and (c)
	(a)		(b)	(c)		(d)
Equity compensation plans approved by stockholders	6,891,009		$13.67	12,184,516	(1)	19,075,525
Equity compensation plans not requiring stockholder approval	3,221,353	(2)	$12.56	995,951		4,217,304

Total	10,112,362		$13.32	13,180,467		23,292,829

(1)	Includes 519,743 shares of common stock available for issuance under our Employee Stock Purchase Plan.
(2)	Includes 220,387 shares of common stock subject to issuance under individual deferred stock unit arrangements.

EXECUTIVE COMPENSATION

The following table sets forth the compensation for each of the fiscal years in the three-year period ended December 31, 2002 of our chief executive officer and our four most highly compensated executive officers other than our chief executive officer at December 31, 2002.

Summary Compensation Table

							Long Term Compensation
		Annual Compensation					Awards			Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Other Annual Compen- sation ($)		Restricted Stock Award(s) ($)		Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compen- sation ($)
Kent J. Thiry	2002	600,000	855,000		50,258	(2)	700,000	(3)	600,000	—	28,441	(4)
Chairman of the Board	2001	600,000	735,000		—		1,250,000	(5)	300,000	—	5,769	(4)
and Chief Executive Officer	2000	499,980	250,000		—		—		1,300,000	—	5,384	(4)

Joseph C. Mello	2002	335,963	300,000		—		930,000	(6)	100,000	—	13,270	(4)
Chief Operating Officer	2001	325,000	120,000		—		400,000	(7)	50,000	—	10,744	(8)
	2000	108,358	—		—		—		500,000	—	—

Richard K. Whitney	2002	300,000	270,000		—		418,500	(9)	135,000	—	11,924	(4)
Chief Financial Officer	2001	289,241	268,938 827,500	(10) (12)	—		300,000	(11)	—	—	3,000	(4)
	2000	270,769	95,333	(13)	—		—		500,000	—	16,300	(14)

Gary W. Beil	2002	154,500	100,000		—		—		75,000	—	6,467	(4)
Vice President and Controller	2001	154,500	52,500		—		—		—	—	217,328	(15)
	2000	151,038	7,500		—		—		130,000	—	41,615	(16)

Charles J. McAllister, M.D.	2002	200,000	50,000		—		—		—	—	8,106	(4)
Chief Medical Officer	2001	200,000	16,700		—		—		30,000	—	7,770	(17)
	2000	86,153	—		—		—		160,000	—	—

(1)	Bonuses are reported in the year in which they were paid, as each executive officer must still be our employee on the date of payment to be entitled to receive any bonus for the prior year’s performance. The report of the compensation committee discusses the determination of bonuses paid in 2003 based on corporate and individual performance in 2002. Bonuses paid in 2003 based on corporate and individual performance in 2002 were as follows: Mr. Thiry, $840,000; Mr. Mello, $339,000; Mr. Whitney, $160,000; Mr. Beil, $80,000; and Dr. McAllister, $65,000.
(2)	Consists entirely of imputed taxable income for personal travel expenses, primarily related to taxable long-distance commuting.
(3)	Consists of 28,925 shares of deferred stock units granted on February 13, 2002, vesting in three equal annual installments beginning on February 13, 2004. The value of such shares is based on the closing price of our common stock on the New York Stock Exchange on February 13, 2002. As of December 31, 2002, these shares were valued at $713,580 based on the closing price of our common stock on December 31, 2002.
(4)	Consists entirely of contributions to our profit sharing plan.
(5)	Consists of 81,168 shares of deferred stock units granted on February 13, 2001, vesting in three equal annual installments beginning on February 13, 2002. The value of such shares is based on the closing price of our common stock on the New York Stock Exchange on February 13, 2001. As of December 31, 2002, these shares were valued at $2,002,415 based on the closing price of our common stock on December 31, 2002.
(6)	Consists of 40,000 shares of deferred stock units granted on February 8, 2002, vesting in three equal annual installments beginning on February 8, 2004. The value of such shares is based on the closing price of our common stock on the New York Stock Exchange on February 8, 2002. As of December 31, 2002, these shares were valued at $986,800 based on the closing price of our common stock on December 31, 2002.

(7)	Consists of 25,974 shares of deferred stock units granted on February 13, 2001, vesting in three equal annual installments beginning on February 13, 2002. The value of such shares is based on the closing price of our common stock on the New York Stock Exchange on February 13, 2001. As of December 31, 2002, these shares were valued at $640,779 based on the closing price of our common stock on December 31, 2002.
(8)	Consists of payment for accrued paid time off of $6,994 and contributions to our profit sharing plan of $3,750.
(9)	Consists of 18,000 shares of deferred stock units granted on February 8, 2002, vesting in three equal annual installments beginning on February 8, 2004. The value of such shares is based on the closing price of our common stock on the New York Stock Exchange on February 8, 2002. As of December 31, 2002, these shares were valued at $444,060 based on the closing price of our common stock on December 31, 2002.
(10)	Includes $60,938 in bonuses required to be paid in 2001 under a key employee retention program implemented in September 1999.
(11)	Consists of 19,482 shares of deferred stock units granted on February 13, 2001, vesting in three equal annual installments beginning on February 13, 2002. The value of such shares is based on the closing price of our common stock on the New York Stock Exchange on February 13, 2001. As of December 31, 2002, these shares were valued at $480,621 based on the closing price of our common stock on December 31, 2002.
(12)	Entire amount is a one-time bonus paid in 2001, which was determined pursuant to a pre-established formula based on the proceeds realized from, and timing of, the sale of our international operations. This formula was agreed to with Mr. Whitney prior to our offering the chief financial officer position to him.
(13)	Includes $82,500 in bonuses required to be paid in 2000 under a key employee retention program implemented in September 1999.
(14)	Consists of payment for a waiver of medical insurance of $1,000, payment for accrued paid time off of $12,500, and contributions to our profit sharing plan of $2,800.
(15)	Consists of payment for accrued paid time off of $15,545, contributions to our profit sharing plan of $1,783, and accrued post-retirement benefits of $200,000, vesting in four equal annual installments beginning in January 2002.
(16)	Consists of a relocation allowance of $40,000 and contributions to our profit sharing plan of $1,615.
(17)	Consists of payment for accrued paid time off of $6,847 and contributions to our profit sharing plan of $923.

The following table sets forth information concerning options granted to each of the named executive officers during 2002:

Option Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Or Base Price ($/Sh)	Expiration Date	Grant Date Present Value ($)(2)
Kent J. Thiry	600,000	21.7%	24.20	02/13/07	5,012,820
Joseph C. Mello	100,000	3.6%	23.25	02/08/07	802,670
Richard K. Whitney	135,000	4.9%	23.25	02/08/07	1,083,605
Gary W. Beil	75,000	2.7%	22.94	01/10/07	589,515
Charles J. McAllister, M.D.	—	—	—	—	—

(1)	All options are nonqualified stock options. The options vest 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date, with accelerated vesting upon a change of control.
(2)	The estimated grant date present value reflected in the above table was determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following: (a) the respective option exercise price for each individual grant, equal to the fair market value of the underlying stock on the date of grant; (b) the exercise of options within three and a half years of the date of grant; (c) a risk-free interest rate of 3.99% to 4.21% per annum; (d) volatility of 40%; and (e) a dividend yield of 0%. The ultimate values of the options will depend on the future market price of our common stock, which cannot be forecasted with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of our common stock over the exercise price on the date the option is exercised. We cannot assure that the value realized by an optionee will be at or near the value estimated by the Black-Scholes model or any other model applied to value the options.

The following table sets forth information concerning the aggregate number of options exercised by and year-end option values for each of the named executive officers during 2002:

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at FY-End(#)	Value of Unexercised In-the-Money Options at FY-End($)
Name	Shares Acquired On Exercise(#)	Value Realized($)(1)	Exercisable/ Unexercisable	Exercisable/ Unexercisable (2)
Kent J. Thiry	255,000	5,283,446	928,000/1,100,000	16,711,899/7,831,688
Joseph C. Mello	90,000	1,747,079	165,000/ 275,000	3,016,175/3,100,500
Richard K. Whitney	124,015	2,674,367	230,152/ 285,000	4,199,264/3,270,325
Gary W. Beil	48,000	870,318	77,500/ 117,500	1,594,269/ 976,506
Charles J. McAllister, M.D.	40,000	705,824	47,500/ 62,500	747,825/ 859,875

(1)	Value realized upon exercise is determined by subtracting the exercise price from the closing price for our common stock on the date of exercise as reported by the New York Stock Exchange or, for same-day sales, from the actual sale price, and multiplying the remainder by the number of shares of common stock purchased.
(2)	Year-end value is determined by subtracting the exercise price from the fair market value of $24.67 per share, the closing price for our common stock on December 31, 2002, as reported by the New York Stock Exchange, and multiplying the remainder by the number of underlying shares of common stock.

Employment agreements

On October 18, 1999, we entered into an employment agreement with Kent J. Thiry. This agreement was subsequently amended on May 20 and November 28, 2000. As amended, the employment agreement provides for an initial term through December 31, 2001 and will continue thereafter with no further action by either party for successive one-year terms. Mr. Thiry will be entitled to receive a bonus of up to 150% of his base salary each year, based upon our achievement of performance goals agreed upon by our compensation committee. In the event of a constructive discharge following a change in control or a termination for any reason other than material cause or disability, Mr. Thiry will be entitled to a lump sum payment equal to 2.99 times the sum of his then-current base salary and average bonus. Any additional compensation payable to Mr. Thiry upon a change in control would not be reduced by tax obligations possibly imposed by sections 280G or 4999 of the Internal Revenue Code.

On June 15, 2000, we entered into an employment agreement with Joseph C. Mello. The agreement provides for employment at will, with either party permitted to terminate the agreement at any time, with or without cause. Mr. Mello is entitled to receive an annual performance bonus with the actual amount decided by our chief executive officer and/or board of directors. In the event of a constructive discharge following a change in control or a termination for any reason other than material cause, Mr. Mello will be entitled to lump sum payment of his then-current base salary and a lump sum payment equal to two times the sum of the normal bonus he received for the immediately preceding calendar year. Any additional compensation payable to Mr. Mello upon a change in control would not be reduced by tax obligations possibly imposed by sections 280G or 4999 of the Internal Revenue Code.

On April 1, 2001, we entered into an employment agreement with Richard K. Whitney. The agreement provides for employment at will, with either party permitted to terminate the agreement at any time, with or without cause. Mr. Whitney is entitled to receive an annual performance bonus with the actual amount decided by our chief executive officer and/or board of directors. In the event of a constructive discharge following a change in control or a termination for any reason other than material cause, Mr. Whitney will be entitled to lump sum payment of his then current base salary and a lump sum payment equal to two times the sum of the normal bonus he received for the immediately preceding calendar year. Any additional compensation payable to Mr. Whitney upon a change in control would not be reduced by tax obligations possibly imposed by sections 280G or 4999 of the Internal Revenue Code.

On November 29, 1999, we entered into an employment agreement with Gary W. Beil. The agreement provides for employment at will, with either party permitted to terminate the agreement at any time, with or without cause. Mr. Beil was entitled to a relocation allowance of $40,000, which was paid in 2000. If Mr. Beil is constructively discharged following a change in control, he is entitled to continuation of his then-current base salary for a period of 12 months following termination, reduced by any amounts Mr. Beil earns from other employment during that period.

On July 19, 2000, we entered into an employment agreement with Charles J. McAllister, M.D. The employment agreement provides for an initial term through July 19, 2002. Thereafter, Dr. McAllister’s employment will be at will, with either party permitted to terminate the agreement at any time, with or without cause. Dr. McAllister is entitled to receive a performance bonus of up to $100,000, with the actual amount to be decided by our chief executive officer and/or board of directors.

On April 19, 2000, we entered into an employment agreement with Steven J. Udicious. The agreement provides for employment at will, with either party permitted to terminate the agreement at any time, with or without cause. We paid relocation expenses of approximately $16,000 for Mr. Udicious in 2000. If, within one year of a change in control, Mr. Udicious is terminated for any reason other than good cause, is no longer our General Counsel, or is no longer performing the job duties and responsibilities of the General Counsel, as those duties and responsibilities existed before the change in control, he is entitled to continuation of his then-current base salary for a period of 12 months following termination, reduced by any amounts Mr. Udicious earns from other employment during that period.

On October 15, 2002, we entered into an employment agreement with Lori S. Richardson Pellicioni. Ms. Pellicioni is entitled to receive a performance bonus of up to $135,000, with the actual amount to be decided by our chief executive officer and/or board of directors, which will be prorated the first year.

Each of the employment agreements set forth above include provisions limiting the officer’s ability to compete with us or solicit our employees and customers for a period of one to two years following termination of employment.

Share ownership policy

We have implemented a share ownership policy, effective January 1, 2003, which applies to all members of our management team at the vice president level and above. The purpose of the policy is to encourage our senior management team to have an ownership stake in the company by retaining a specified number of shares of our common stock.

Both shares owned directly and shares underlying vested, unexercised stock options are counted in determining compliance with the policy. The shares retained must have a current market value of not less than the lower of:

•	25% of the total option proceeds realized by the executive in excess of $100,000; or

•	a specific multiple of the executive’s base salary.

The salary multiples range from one times salary for vice presidents to three times salary for our chief operating officer and chief financial officer to five times salary for our chief executive officer. Each of the executive officers named in the summary compensation table is in compliance with this policy.

REPORT OF THE COMPENSATION COMMITTEE

REGARDING COMPENSATION

The compensation committee of our board of directors is currently composed of three independent, non-employee directors. The committee generally meets three to four times a year and the chairman has frequent, informal conversations with the other members of the committee. The compensation committee met four times during 2002.

Compensation objectives

We have two primary objectives in setting executive officer compensation:

•	Attract and retain outstanding leadership; and

•	Align executive compensation with the yearly and long-term goals of the company, with an emphasis on variable (vs. fixed) compensation tied to corporate and individual performance.

Executive compensation

Toward the end of each fiscal year or at the beginning of the following fiscal year, our Chief Executive Officer conducts a performance and compensation review of each executive officer. Annual salary and bonus recommendations are then made to and reviewed and voted upon by the compensation committee. Our Chief Executive Officer also reviews his detailed quantitative and qualitative assessments of the performance of each of the executive officers with the committee.

Philosophically, the compensation committee is attempting to relate executive compensation to those variables over which the individual executive generally has control, as well as to the overall performance of the company. Included in the committee’s criteria for approval of recommended salary adjustments, and particularly bonuses and stock option awards, are achievements against annual financial and non-financial targets set at the beginning of the fiscal year for each executive and the company as a whole. These targets were reviewed with the full board of directors at the beginning of the year. The financial objectives include improvements in company net operating profit, cost per treatment, EBITDA growth, revenue growth and capital structure. The non-financial objectives include improvements in quality of care, selection and implementation of financial, operating and clinical information systems, enhancement of management performance throughout our organization and advancement of business initiatives supporting our mission to be the provider, partner and employer of choice.

For 2002 performance, incentive awards for executive officers included cash bonuses, stock options and deferred stock unit awards. Compensation was weighted heavily toward these variable components, with the continuing objective of shifting to more variable pay for performance.

CEO compensation

Mr. Thiry’s compensation was negotiated with him when he agreed to become the Chairman and Chief Executive Officer in October 1999. His initial compensation was established in his employment agreement, and this agreement provides a framework for future compensation decisions. Within this framework, the compensation committee has considerable latitude in determining future salary, and in setting bonus levels and granting stock options.

Each year, working with an executive compensation consultant, the compensation committee compares the compensation of chief executive officers within a peer group constructed by the compensation consultant. This peer group is the same peer group used in the comparative performance graph set forth in this proxy statement. In early 2003, the compensation committee conducted a detailed assessment of Mr. Thiry’s and the company’s performance. Mr. Thiry’s and the company’s performance was compared to the quantitative and qualitative financial, operational, strategic and other objectives that the board reviewed and approved at the beginning of 2002. In performing the assessment of Mr. Thiry’s performance, the committee also reviewed detailed written evaluations of Mr. Thiry’s performance completed by Mr. Thiry’s direct reports and the other members of the management team who have worked most closely with Mr. Thiry in 2002. In addition, the chairman of the compensation committee interviews selected members of the management team regarding Mr. Thiry’s performance. This assessment of Mr. Thiry’s performance, combined with the peer group comparison, forms the basis for the determination of Mr. Thiry’s cash and stock-based compensation moving forward.

Under his employment agreement, Mr. Thiry’s annual base salary was initially established at $500,000, and is subject to annual review for merit increases. As a result of the compensation and performance reviews described above, Mr. Thiry’s annual base salary was increased to $600,000 in February 2001, remained the same for 2002, and was increased to $650,000 in March 2003.

Under his employment agreement, Mr. Thiry is entitled to receive a bonus of up to 150% of his base salary each year, based upon our achievement of performance goals agreed upon by the compensation committee. For the year 2000, Mr. Thiry’s agreement guaranteed him a minimum bonus of $500,000. There is no guaranteed bonus in subsequent years. In February 2002, the committee determined that Mr. Thiry would be eligible for a cash bonus of up to $1,000,000 and a deferred stock unit award of up to $2,500,000, each under the DaVita Executive Incentive Plan. Deferred stock units are deferred compensation paid in shares of our common stock, with the number of shares determined by the market price of our common stock on the date awarded. In order for Mr. Thiry to receive these awards, we had to achieve EBITDA or earnings per share goals that the committee established for these awards in February 2002. Additionally, the committee retained the discretion, even if any or each of the performance goals were met, to reduce the foregoing awards to the extent it deems appropriate. In early 2003, the committee determined that Mr. Thiry’s bonus for 2002 would consist of a cash award of $840,000 and deferred stock units valued at $750,000 vesting in three equal annual installments beginning April 2006. In addition to the cash award and deferred stock units, the committee has also authorized Mr. Thiry personal travel allowances in 2003, primarily related to taxable long-distance commuting, consistent with 2002. The committee also granted Mr. Thiry an additional nonqualified stock option in April 2003, for 300,000 shares vesting in four equal annual installments beginning in April 2004. The exercise price of this option is $20.60 per share, which was the market value on the grant date.

In making these deferred stock unit and stock option awards, the committee’s goal was to reward Mr. Thiry commensurate with his 2002 performance, to align his incentive compensation more closely with long-term stockholder value, and to provide equity compensation competitive to that of similar-performing chief executive officers and companies in the peer group.

Long-term incentive compensation

To be competitive in attracting and retaining qualified executive officers and to provide them with performance incentives in addition to salary and bonuses, we have adopted equity compensation plans. In approving stock option and deferred stock unit grant recommendations, the compensation committee considers primarily the impact the executive is expected to have on increasing stockholder value and achieving company objectives, and recent performance toward specific goals that contribute to that result. Such specific goals differ among executives, but all relate to the speed and effectiveness with which the company is achieving its mission to be the provider, partner and employer of choice.

$1 million pay cap

Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation paid each year to a publicly-held company’s chief executive officer and to its four most highly paid senior executive officers to $1 million per person. Excluded from the $1 million limitation is compensation that meets pre-established performance criteria or results from the exercise of stock options that meet established criteria. The company’s stock option plans and individual grants of stock options under these plans are structured to meet the criteria that excludes them from the $1 million limitation. The DaVita Executive Incentive Plan is designed to result in cash and stock awards for 2001 and after that qualify as performance-based compensation under Section 162(m). The committee intends to structure performance-based compensation to meet the requirements of Section 162(m), including through awards under the DaVita Executive Incentive Plan, but reserves the right to pay compensation that may not be tax deductible when it would be in our best interests and those of our stockholders.

COMPENSATION COMMITTEE

Richard B. Fontaine (Chair)

Peter T. Grauer

John M. Nehra

STOCK PRICE PERFORMANCE

The following graph shows a comparison of our cumulative total returns, the Standard & Poor’s MidCap 400 Index and a peer group index that we have constructed. The graph assumes that the value of an investment in our common stock and in each such index was $100.00 on December 31, 1997 and that all dividends have been reinvested. The peer group index consists of the following companies: Advance PCS, Apria Healthcare Group, Caremark Rx, Covance, Laboratory Corp. of America, Lincare Holdings, Omnicare, Priority Healthcare, Quest Diagnostics, Quintiles Transnational and Renal Care Group. Also presented are the cumulative total returns for the peer group index we formerly utilized. The only difference between the new peer group and the old peer group is that the old peer group also included HealthSouth, which was removed due to recent events at that company. The companies in both peer group indices are other providers of non-acute, outpatient or related healthcare services whom we believe are most comparable to us. Both peer group indices are weighted for the market capitalization of each company within the group.

The comparison in the graph below is based solely on historical data and is not intended to forecast the possible future performance of our common stock.

COMPARISON OF FIVE-YEAR

CUMULATIVE TOTAL RETURN AMONG DAVITA INC.,

S&P MIDCAP 400 INDEX, NEW PEER GROUP, OLD PEER GROUP

	December 31, 1997	December 31, 1998	December 31, 1999	December 31, 2000	December 31, 2001	December 31, 2002
DaVita Inc	$100.00	$107.50	$24.30	$62.30	$88.90	$89.70
S&P MidCap 400 Index	$100.00	$119.10	$136.60	$160.60	$159.60	$136.40
New Peer Group	$100.00	$99.60	$65.80	$139.50	$142.90	$119.30
Old Peer Group	$100.00	$81.10	$46.00	$103.90	$104.30	$78.20

Note:	Assumes an initial investment of $100.00 on December 31, 1997. Total return includes reinvestment of dividends.

The information contained above under the captions “Report of the compensation committee regarding compensation” and “Stock price performance” will not be considered “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor will that information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Joseph C. Mello, our chief operating officer, received a loan from us in the principal amount of $275,000 in December 2000. In December 2002, Mr. Mello prepaid this loan in full. Under the terms of the loan, Mr. Mello was required to pay quarterly interest only on the note from March 2001 through September 2002 at a rate of 7% per year. Thereafter, Mr. Mello was required to make quarterly interest and principal payments of approximately $15,800 through September 2007, at which time the unpaid principal balance was due in full. The loan was secured by all of Mr. Mello’s options to purchase our common stock. Mr. Mello used the proceeds of this loan in the purchase of his principal residence.

Joseph C. Mello, our chief operating officer, is the sole shareholder and sole director of two privately-owned companies that have been incorporated in New York to acquire health facility licenses that are required to operate dialysis centers in New York. New York law prohibits publicly-held companies from owning these facility licenses. Even though we own substantially all of the assets, including the fixed assets, of our New York dialysis centers, the licenses must be held by privately-owned companies, with which we enter into agreements to provide a broad range of administrative services, including billing and collecting. Until the state approves the transfer of the licenses, we have similar services agreements with the current owners of the licenses, who have agreed to transfer the licenses to the companies owned by Mr. Mello upon state approval. We have also committed to provide financing to the companies owned by Mr. Mello for future working capital needs, as required by the state. To date, these companies have not acquired any health facility licenses and we have not advanced any working capital to them. All assets, liabilities, and operating results of these companies are included in our consolidated financial statements.

Credit Suisse First Boston, or CSFB, and certain of its affiliates from time to time perform various investment banking and other services for us, for which we pay customary consideration. In addition, affiliates of CSFB are included in the syndicate of lenders under our credit facilities. Peter T. Grauer, who was an affiliate of CSFB until March 2002, serves on our board.

We have entered into indemnity agreements with each of our directors and executive officers, which agreements require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as our directors, officers, employees or agents, other than liabilities arising from conduct in bad faith or which is knowingly fraudulent or deliberately dishonest, and, under certain circumstances, to advance their expenses incurred as a result of proceedings brought against them.

Compensation committee interlocks and insider participation

None of our executive officers or directors serves as a member of the board of directors or compensation committee of any other entity which has one or more executive officers serving as a member of our board. During 2002, Mr. Thiry was an officer and employee. Messrs. Fontaine, Grauer, Larkin and Nehra each served as a member of the compensation committee of our board of directors during 2002.

PROPOSAL NO. 2

APPROVAL OF AN AMENDMENT TO

2002 EQUITY COMPENSATION PLAN

In February 2002 our board adopted, and at the 2002 annual meeting of stockholders our stockholders approved, the 2002 Equity Compensation Plan. Under the 2002 Plan as originally adopted, awards were permitted solely in the form of stock options.

The proposed amendment

On February 26, 2003, our board adopted and approved an amendment to the 2002 Plan, subject to stockholder approval, which authorizes awards under the plan in the form of restricted stock, stock issuances, stock appreciation rights, and other equity-based awards, in addition to stock options, as well as to decrease the total number of shares available for issuance under the 2002 Plan.

At the annual meeting, we will ask our stockholders to approve this amendment to the 2002 Plan.

A summary description of the 2002 Plan as amended is set forth below. This summary description is incomplete and we encourage you to read the full text of the 2002 Plan, which is included with this proxy statement as Appendix B.

If our stockholders do not approve the amendment, it will not be implemented. In that case, the amendments approved by the Board would be rescinded. For example, the reduction in the number of shares available for issuance under the 2002 Plan would not be effected.

Summary description of the 2002 Plan

Purpose of the 2002 Plan. The 2002 Plan allows us to grant to participants the following types of awards: options to purchase shares of our common stock, restricted stock, stock issuances, stock appreciation rights, and other equity-based awards. The purpose of the 2002 Plan is to enable us to offer participants an opportunity to acquire an equity interest in us. We believe that this will improve our ability to attract, retain and reward employees, directors and other persons providing services to us. It will also strengthen the mutuality of interests between plan participants and our stockholders by providing those participants with a proprietary interest in pursuing our long-term growth and financial success.

Eligibility and participation. Generally, all employees, directors, and other persons providing bona fide services to us or any of our subsidiaries are eligible to receive awards under the 2002 Plan. However, persons providing services to us only in connection with the offering or sale of securities in a capital raising transaction are not eligible to receive awards. Subject to the adjustments described below, we may not grant awards with respect to more than 1,500,000 shares of common stock to any single participant under the 2002 Plan during any consecutive 24 month period. Currently, we have over 12,000 employees.

Administration of the 2002 Plan. Our compensation committee, which consists entirely of independent directors, will administer the 2002 Plan. However, our board may delegate to one or more of our officers the ability to make grants under the 2002 Plan, to the extent permitted by applicable law and the requirements of any stock exchange on which our stock is traded. Our board has given our chief executive officer the authority to grant stock option awards for up to 200,000 shares, with no individual award to exceed 40,000 shares, between the regular quarterly meetings of the board. However, we expect that all grants to executive officers will be made by our compensation committee. The compensation committee has the authority to interpret the 2002 Plan and to adopt rules and procedures relating to the administration of the 2002 Plan.

Effective date of the 2002 Plan. The 2002 Plan was effective on April 11, 2002 upon approval by our stockholders. The amendment to the 2002 Plan will not become effective until our stockholders approve it.

Shares subject to the 2002 Plan. We may grant awards with respect to a maximum number of 6,839,000 shares of our common stock under the 2002 Plan plus residual shares of our common stock from the following predecessor plans: 1994 Equity Compensation Plan, 1995 Equity Compensation Plan, 1997 Equity Compensation Plan, and 1999 Equity Compensation Plan. No further grants will be made under these predecessor plans. Upon approval of the 2002 Plan on April 11, 2002, an additional 2,411,040 residual shares of common stock became immediately available from the predecessor plans for grant under the 2002 Plan. Between April 11, 2002 and December 31, 2002, an additional 833,733 shares of common stock have become available for grant under the 2002 Plan through (i) expiration or termination of options under the predecessor plans and (ii) the repurchase of our existing shares with the use of cash proceeds from the exercise of options under the predecessor plans and the actual tax savings achieved by us relating to the exercise of options under the predecessor plans. As of December 31, 2002, options to purchase 6,795,655 shares were outstanding under the predecessor plans. As of December 31, 2002, the 2002 Plan had an aggregate of 10,003,775 shares available, after the 1,661,000 share reduction made pursuant to this amendment. To the extent required by applicable law and/or the requirements of any stock exchange on which our stock is traded, we may not increase this maximum number of shares without the approval of our stockholders, except in connection with certain types of corporate events.

Set forth below is a table showing the manner in which the number of shares available under the 2002 Plan was computed:

2002 Plan shares available for future grant

Initial shares authorized	8,500,000
Predecessor plan shares available at April 11, 2002	2,411,040
Additional residual or replenishment shares from predecessor plans	833,733
Stock options issued and outstanding	(80,000)

2002 Plan shares available at December 31, 2002	11,664,773
Less: Proposed reduction in shares authorized	(1,661,000)

Total 2002 Plan shares available at December 31, 2002	10,003,773

We will issue the shares of common stock to be issued under the 2002 Plan directly from our authorized but unissued shares of common stock, or from shares that we have repurchased.

To the extent that a grant is made in the form of restricted stock or a stock issuance (or another type of grant that is the functional equivalent of restricted stock or a stock issuance), the remaining share reserve in the 2002 Plan will be reduced by an amount equal to 2.75 times the number of shares subject to that grant.

If an option or stock appreciation right, or SAR, granted under the 2002 Plan expires or terminates without having been exercised in full, the shares of common stock remaining unissued under that option or SAR will again become available for issuance under the 2002 Plan. If restricted stock granted under the 2002 Plan is forfeited, 2.75 times the number of shares of common stock underlying such grant will again become available for issuance under the 2002 Plan.

In the event a participant pays part or all of the exercise price of an option by surrendering shares of common stock that the participant had previously acquired, only the number of shares issuable to the participant in excess of the number that was surrendered shall be taken into account for purposes of determining the maximum number of shares that may be issued under the 2002 Plan. Similarly, shares that are not issued to a participant, but rather, are used to satisfy the income tax withholding obligations upon the exercise of an option or SAR, the vesting of restricted stock, or the grant of stock issuances are not taken into account for purposes of determining the maximum number of shares that may be issued under the 2002 Plan.

If an SAR is settled in cash, none of the shares that were subject to the right shall reduce the total number of shares that remain available for issuance. On the other hand, if the right is settled in stock, only the number of shares actually issued pursuant to the right are taken into account for purposes of determining the maximum number of shares that may be issued under the 2002 Plan.

To the extent permitted by applicable law and the rules of any stock exchange or quotation system on which our common stock is traded or listed, we can replenish the number of shares available under the 2002 Plan through repurchases of our existing shares, provided that the purchases are effected solely by the use of:

(i) the cash proceeds received by us upon the exercise of options issued under the 2002 Plan or one of the predecessor plans; and

(ii) the actual tax savings achieved by us relating to the exercise of options under the 2002 Plan and the predecessor plans.

However, the funds available to use for replenishment are limited to amounts relating to those exercises occurring after April 11, 2002.

Options. Options granted under the 2002 Plan may be either incentive stock options, or ISOs, or nonqualified stock options, or NQSOs. To date, all of the options we have granted under the predecessor plans have been NQSOs.

The terms and conditions of each option are determined at the time of grant and included in a written agreement with the recipient. The terms of each option will set forth:

•	the per share exercise price of the option, which will not be less than the closing price of a share of our common stock as reported on the New York Stock Exchange on the date of grant;

•	the termination date of the option, which will not be later than five years after the date of grant, except in cases of death or disability; and
•	the effect on the option of the termination of the participant’s employment or service.

Each option will also contain other terms and conditions that we may establish. The closing price for our common stock as reported on the New York Stock Exchange on April 10, 2003 was $20.19 per share. Options are not transferable during the individual’s lifetime, except as permitted in the terms of the grant.

To the extent an option is intended to qualify as an ISO, the option is required to have terms and conditions consistent with the requirements for that treatment under the Internal Revenue Code. ISOs are subject to the following special restrictions:

•	ISOs may only be granted to our, or our subsidiaries’, employees;

•	the exercise price for an ISO must be at least equal to 100%, or 110% in the case of stockholders holding more than 10% of the total combined voting power of all classes of our stock, of the fair market value of our common stock, determined on the date of the grant; and

•	the aggregate fair market value of the shares of common stock issuable upon exercise of all ISOs granted to a participant, determined at the time each ISO is granted, that become exercisable for the first time during a calendar year cannot exceed $100,000.

Unless we obtain stockholder approval of a subsequent increase, the maximum number of shares that can be issued pursuant to the 2002 Plan as ISOs is 5,000,000.

Restricted stock. We may make grants of our common stock to which the participant does not currently have a fully vested right to the shares, which is called restricted stock. Grants of restricted stock will be subject to specified conditions that the committee determines to be fair and appropriate for the incremental lapse of restrictions upon such stock over a period of time, not to be less than 3 years in the case of a grant to an employee (except in limited situations of retirement, death, disability, change in control, and grants to newly-hired employees).

The terms, conditions, and restrictions of each restricted stock grant are determined at the time of grant and included in a written agreement with the recipient. The written agreement will set forth:

•	the period stated by the committee for the continuation of restrictions;
•	any conditions stated by the committee that must be satisfied for the lapse of the restrictions; and
•	the effect on the restricted stock of the termination of the participant’s employment or service.

Upon a grant of restricted stock, the number of shares corresponding to the grant shall be held in custody by the company for the participant’s account. Other than the right to sell or transfer the shares, the participant shall have the rights and privileges of a stockholder as to the shares of restricted stock even before becoming vested in those shares. Thus, the participant is entitled to vote those shares at all times. At the discretion of the committee, cash and stock dividends with respect to the restricted stock may be either currently paid or withheld by the company for the participant’s account, and interest may be paid on the amount of cash dividends withheld at a rate and subject to such terms as determined by the committee. Cash or stock dividends so withheld by the committee shall not be subject to forfeiture.

The participant shall not be entitled to delivery of a stock certificate representing the restricted stock unless and until: (i) the period stated by the committee for the continuation of restrictions shall have expired or been terminated and (ii) any other conditions stated by the committee shall have been fully satisfied. Notwithstanding these conditions, all restrictions shall lapse and the participant or the participant’s beneficiary or estate shall be entitled to delivery of the stock upon the death or disability of the participant or upon a change in control of the company. In the event that any of the conditions regarding the lapse of restrictions shall not have been satisfied, the restricted stock shall be transferred to the company without further action by the participant.

Upon the satisfaction of the foregoing conditions and the lapsing of restrictions, we shall deliver to the participant or the participant’s beneficiary or estate, a stock certificate for the number of shares of restricted stock granted, free of all such restrictions, except any that may be imposed by applicable law.

Stock issuances. We may also grant fully vested shares to participants. The shares may be issued immediately or on a deferred basis. Grants of fully vested shares will be subject to specified conditions that the committee determines to be fair and appropriate. We currently anticipate that the committee will make grants of fully vested shares only to certain key management employees and members of our board of directors, and only with respect to compensation already earned by that person.

The terms and conditions of each stock issuance are determined at the time of grant and included in a written agreement with the recipient. The written agreement will set forth:

•	any conditions stated by the committee that must be satisfied; and

•	the effect on the stock issuance of the termination of the participant’s employment or service.

Upon a grant of fully vested shares whereby the receipt of such shares is deferred, the number of shares corresponding to the grant shall be held in custody by the company for the participant’s account. The participant shall not have the rights and privileges of a stockholder as to the shares until the period of deferment has lapsed. None of the shares may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the period of deferral. At the discretion of the committee, cash and stock dividends with respect to the deferred shares may be either currently paid or withheld by the company for the participant’s account, and interest may be paid on the amount of cash dividends withheld at a rate and subject to such terms as determined by the committee. Alternatively, the dividends may be reinvested in our stock. Cash or stock dividends so withheld by the committee shall not be subject to forfeiture.

Notwithstanding the deferral, the participant or the participant’s beneficiary or estate shall be entitled to delivery of the shares upon the death or disability of the participant or upon a change in control of the company.

Upon the end of the deferral period or the termination of the participant’s employment or service, we shall deliver to the participant or the participant’s beneficiary or estate, a stock certificate for the number of shares granted, free of all such restrictions, except any that may be imposed by applicable law.

Stock appreciation rights. We may also grant stock appreciation rights, or SARs which will entitle the participant to receive an amount of cash or a number of shares of our common stock measured by the appreciation of the fair market value of our common stock from the date of grant to the date of exercise.

The terms and conditions of each SAR are determined at the time of grant and included in a written agreement with the recipient. The terms of each SAR will set forth:

•	the per share exercise price of the SAR, which will not be less than the closing price of a share of our common stock as reported on the New York Stock Exchange on the date of grant;

•	the termination date of the SAR, which will not be later than five years after the date of grant, except in cases of death or disability; and
•	the effect on the SAR of the termination of the participant’s employment or service.

Each SAR will also contain other terms and conditions that we may establish. An SAR is not transferable during the individual’s lifetime, except as permitted in the terms of the grant.

Other types of awards. We have the authority to issue other types of equity-based compensation under the 2002 Plan. The terms of those awards will be contained in the document evidencing the grant. If the award is the functional equivalent of restricted stock, then the award must vest over a period of not less than three years in the case of a grant to an employee (except in limited situations of retirement, death, disability, change in control, and grants to newly-hired employees). If the award is the functional equivalent of restricted stock or a stock issuance, then the remaining share reserve in the 2002 Plan will be reduced by an amount equal to 2.75 times the number of shares subject to that grant.

Modification of awards. We have the authority to modify any outstanding award as we consider appropriate, including the authority to accelerate the right to exercise any award, and to extend or renew any award. However, we may not reduce the exercise price of any outstanding option or SAR, including any repricing effected by issuing replacement stock options, SARs, or stock issuances for outstanding options or SARs that have exercise prices higher than the prevailing market price of the underlying stock, without first obtaining the approval of our stockholders.

Adjustments. In connection with certain types of corporate events like stock splits, stock dividends, recapitalizations, reorganizations, mergers, consolidations and spinoffs, we may make appropriate and equitable adjustments to:

•	the aggregate number and kind of shares for which we can grant awards under the 2002 Plan, including the maximum number of shares that may be subject to grants to a single participant;
•	the number and kind of shares covered by outstanding awards; and

•	the per share exercise price of outstanding options and SARs.

Tax matters. We are obligated to withhold from the compensation of the participants amounts necessary to satisfy the tax withholding obligations arising from the 2002 Plan. If we intend any award to qualify as “qualified performance-based compensation,” as defined in the regulations promulgated under section 162(m) of the Internal Revenue Code so that it is exempt from the million dollar compensation deduction limitation of section 162(m) of the Internal Revenue Code, we will grant the award in a manner and subject to terms and conditions required for the award to so qualify.

Compliance with securities laws. We are not obligated to issue any common stock under the 2002 Plan if we determine that the issuance would violate applicable state or federal securities laws. On April 18, 2002, we filed a registration statement on Form S-8 with the SEC to register the issuance of shares under the 2002 Plan.

Termination or amendment of the 2002 Plan. Our board of directors may terminate the 2002 Plan at any time. We cannot grant ISOs under the 2002 Plan after February 7, 2012. Termination of the 2002 Plan will not affect the rights of any participant with respect to any award outstanding as of the time of the termination. Subject to the limits of applicable law and the New York Stock Exchange, our board of directors may also amend the 2002 Plan at any time. Also, to preserve the ability to issue ISOs under the 2002 Plan, the stockholders must approve any amendment that changes (i) the class of participants who are eligible to receive ISOs or (ii) the maximum number of shares of common stock that may be issued as ISOs under the 2002 Plan.

Federal income tax consequences of the 2002 Plan

The following general discussion of the principal United States federal income tax consequences of participation in the 2002 Plan is based on the statutes and regulations existing as of the date of this proxy statement. In addition, participation in the 2002 Plan may have state and local tax consequences. We encourage participants to consult their own advisors with respect to the tax and other consequences of their participation in the 2002 Plan.

Incentive stock options. A participant will not recognize taxable income upon the grant or the exercise of an ISO, and we are not entitled to an income tax deduction as a result of the grant or exercise of an ISO. Any gain or loss resulting from the subsequent sale of shares of common stock purchased upon exercise of an ISO will be long-term capital gain or loss if the sale is made after the later of:

•	two years from the date of grant of the ISO; or

•	one year from the date of exercise of the ISO.

If a participant sells common stock acquired upon the exercise of an ISO prior to the expiration of both of these periods, the sale will be a “disqualifying disposition”. The participant will generally recognize ordinary income in the year of the disqualifying disposition in an amount equal to the difference between the exercise price of the ISO and the fair market value of the shares of our common stock on the date of exercise of the ISO. However, if the stock price drops, the amount of ordinary income recognized by the participant generally will not exceed the difference between the amount realized on the sale and the exercise price. We will be entitled to an income tax deduction equal to the amount taxable to the participant. This income is part of the participant’s “wages” for which we are required to withhold federal and state income as well as employment taxes. Any additional gain recognized by the participant upon the disqualifying disposition will be taxable as long-term capital gain if the shares of common stock have been held for more than one year before the disqualifying disposition or short-term capital gain if the shares of common stock have been held for less than one year before the disqualifying disposition.

The amount by which the fair market value, determined on the date of exercise, of the shares of common stock purchased upon exercise of an ISO exceeds the exercise price will constitute an adjustment to the participant’s income for purposes of the alternative minimum tax in the year that the ISO is exercised.

Nonqualified stock options. As with an ISO, a participant will not recognize taxable income on the grant of an NQSO, and we are not entitled to an income tax deduction as a result of the grant of an NQSO. Unlike an ISO, however, upon the exercise of an NQSO, the participant generally will recognize ordinary income, and we will be entitled to an income tax deduction, in the amount by which the fair market value of the shares of common stock purchased upon exercise, determined as of the date of exercise, exceeds the exercise price. This income is part of the participant’s “wages” for which we are required to withhold federal and state income as well as employment taxes.

Upon the sale of shares of common stock acquired upon the exercise of an NQSO, the participant will recognize capital gain or loss in an amount equal to the difference between the proceeds received upon sale and the fair market value of the shares on the date of exercise. If the participant has held the shares for more than one year at the time of the sale, the capital gain or loss will be long-term, otherwise it will be short-term.

Restricted stock. A participant will not recognize taxable income on the grant of restricted stock, and we are not entitled to an income deduction as a result of the grant of restricted stock. When the shares of stock are no longer subject to a substantial risk of forfeiture, the participant will recognize ordinary income, and we will be entitled to an income tax deduction, in the amount equal to the fair market value of the shares of common stock at the time. This income is part of the participant’s “wages” for which we are required to withhold federal and state income as well as employment taxes.

However, a participant may elect to recognize ordinary income in the year the restricted stock is granted in an amount equal to the fair market value of the common stock at the time, determined without regard to the restrictions. In that event, we will be entitled to an income tax deduction in such year in the same amount, and any gain or loss realized by the participant upon the subsequent disposition of the stock will be taxable at short or long-term capital gain rates but will not result in any further income tax deduction for us. This income is part of the participant’s “wages” for which we are required to withhold federal and state income as well as employment taxes.

Stock issuances. A participant will recognize ordinary income and we will be entitled to an income tax deduction, in the amount equal to the fair market value of the shares of common stock on the grant date, upon any stock issuance. If the issuance is deferred and is subject to a substantial risk of forfeiture, the recognition of ordinary income, and our corresponding deduction, will occur when there is no longer a substantial risk of forfeiture. This income is part of the participant’s “wages” for which we are required to withhold federal and state income as well as employment taxes. Upon the sale of the shares of common stock acquired upon the stock issuance, the participant will recognize capital gain or loss in an amount equal to the difference between the proceeds received upon sale and the ordinary income previously recognized. If the participant has held the shares for more than one year at the time of the sale, the capital gain or loss will be long-term, otherwise it will be short-term.

Stock appreciation rights. As with an NQSO, a participant will not recognize taxable income on the grant of an SAR, and we are not entitled to an income tax deduction as a result of the grant of an SAR. Upon the exercise of an SAR, the participant generally will recognize ordinary income, and we will be entitled to an income tax deduction, in the amount equal to the fair market value of the shares of common stock received upon exercise, determined as of the date of exercise. If the SAR is settled in cash instead of stock, the ordinary income, and corresponding deduction, will equal the amount of the cash received upon exercise. This income is part of the participant’s “wages” for which we are required to withhold federal and state income as well as employment taxes.

Acceleration of awards upon a transfer of control. The 2002 Plan will permit acceleration of exercisability of the awards upon a change in control. The acceleration of exercisability may be a “parachute payment” for federal income tax purposes. If the present value of all of a participant’s parachute payments equals or exceeds three times the participant’s average annual compensation for the past five years, the participant will owe a 20% excise tax on the amount of the parachute payment that is in excess of the greater of:

•	the average compensation of the participant for the past five years (or period of employment, if less); or

•	an amount which the participant establishes as reasonable compensation.

Also, any payment that the participant receives in reimbursement of the excise taxes that the participant must pay would also be an excess parachute payment. We will not be allowed to deduct any such excess parachute payments.

Capital gains and ordinary income tax. Long term capital gains are currently taxed at a maximum federal rate of 20%. However, long term capital gains with respect to stock with a holding period of more than 5 years may qualify to be taxed at a maximum federal rate of 18% if the stock was acquired no earlier than January 1, 2001. Short term capital gains and ordinary income are taxed at marginal federal rates of up to 38.6%.

Million dollar compensation deduction limitation. We generally cannot deduct compensation paid to certain key executives in excess of $1,000,000 per year unless certain conditions are satisfied. In general, only our CEO and our four other highest paid executive officers are subject to this limitation. The income that an executive would recognize by reason of the exercise of an NQSO or on the disqualifying disposition of stock acquired pursuant to an ISO is subject to this deduction limitation. However, this limitation does not apply if:

•	the exercise price of options and SARs granted are at least equal to the fair market value of the common stock upon the date of the grant; and

•	the awards are granted by a committee composed exclusively of members of our board of directors who satisfy certain conditions contained in the Internal Revenue Code.

We expect to meet all of these conditions.

Applicability of ERISA

The 2002 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 and it is not a tax-qualified retirement plan under Section 401(a) of the Internal Revenue Code.

Awards to be received by or allocated to directors and executive officers

We cannot determine at this time either the number or types of awards that we will allocate to our directors and executive officers participating in the 2002 Plan and to other participants in the future or the number or types of awards that these persons will actually receive in the future because the amount and value of awards that we will grant to any participant are within our discretion, subject to the limitations described above. The following table sets forth the options previously granted under the 2002 Plan.

Individual or Group	Number of Options Received	Weighted Average Exercise Price($)
Kent J. Thiry Chairman of the Board and Chief Executive Officer	300,000	20.60

Joseph C. Mello Chief Operating Officer	150,000	20.60

Richard K. Whitney Chief Financial Officer	100,000	20.60

Gary W. Beil Vice President and Controller	25,000	20.60

Charles J. McAllister Chief Medical Officer	10,000	20.60

Executive officers as a group (7 persons)	665,000	21.08

Directors (who are not executive officers) as a group (6 persons)	—	—

Nancy-Ann DeParle	—	—

Richard B. Fontaine	—	—

Peter T. Grauer	—	—

C. Raymond Larkin, Jr.	—	—

John M. Nehra	—	—

William L. Roper	—	—

Lori S. Richardson Pelliccioni Vice President, Compliance and Chief Compliance Officer	80,000	24.62

Non-executive officer employees as a group (0 persons)	—	—

Recommendation of our board of directors

Modifying the 2002 Plan to allow for additional types of stock-based awards will give our board more flexibility in structuring compensation for management and our directors that aligns their interests with those of our stockholders. It will also allow us to be more competitive in the range of compensation alternatives that we can provide to attract and retain high-quality executives. In addition, the amendment to the 2002 Plan does not create any additional dilution of the interests of our existing stockholders. The provision of the plan that subtracts shares from the overall reserve at a 2.75-to-one ratio for “full value” grants, such as restricted stock and stock issuances, was designed to recognize the higher cost of these types of awards to our existing stockholders.

OUR BOARD BELIEVES THAT APPROVAL OF THE PROPOSED AMENDMENT TO THE 2002 PLAN IS IN THE BEST INTERESTS OF OUR STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THIS PROPOSAL. YOUR PROXIES WILL BE VOTED FOR THIS PROPOSAL UNLESS YOU SPECIFICALLY INDICATE OTHERWISE.

INDEPENDENT AUDITORS

Independent auditors

KPMG LLP, or KPMG, was appointed in August 2000 to undertake the audit of our consolidated financial statements for 2000 and was subsequently re-engaged to perform the audit of our consolidated financial statements for 2001 and 2002. A member of that firm is expected to be present at the meeting, will have an opportunity to make a statement if so desired, and will be available to respond to appropriate questions. If KPMG should decline to act or otherwise become incapable of acting, or if KPMG’s engagement is discontinued for any reason, the audit committee will appoint another independent audit firm to serve as our independent auditors for 2003.

2002 audit fees

KPMG’s fees and expenses for the year 2002 audit and the three quarterly reviews on our Form 10-Q were approximately $461,000, of which an aggregate amount of $300,000 was billed through December 31, 2002.

Financial information systems design and implementation fees

KPMG did not render any services related to financial information systems design and implementation for the year ended December 31, 2002.

All other fees

For the year ended December 31, 2002, we paid additional fees to KPMG for the following:

Other audit-related services (primarily SEC filings and benefit plan audits)	$91,000
Tax services	$266,000
Internal audit co-sourcing (terminated as of July 29, 2002)	$189,000
Other non-audit services	$5,000

The audit committee of our board of directors considers these services compatible with maintaining KPMG’s independence.

AUDIT COMMITTEE REPORT

The audit committee of the board of directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The audit committee is composed of three directors, each of whom is independent as defined by New York Stock Exchange listing standards. The audit committee operates under a written charter approved by the board of directors.

Management is responsible for internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America. The audit committee’s responsibility is to monitor and oversee these processes.

The audit committee appointed KPMG to conduct the independent audit. The audit committee met with management and the independent auditors to review and discuss the December 31, 2002 consolidated financial statements. The audit committee also discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the audit committee received written disclosures from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors their firm’s independence.

Based upon the audit committee’s discussions with management and the independent auditors, and the audit committee’s review of the representations of management and the report of the independent auditors, the audit committee recommended that the board of directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 to be filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

C. Raymond Larkin, Jr. (Chair)

Nancy-Ann DeParle

John M. Nehra

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

If you wish to present a proposal for action at the 2004 annual meeting of stockholders and wish to have it set forth in the proxy statement and form of proxy that management will prepare, you must notify us no later than December 18, 2003 in the form required under the rules and regulations promulgated by the SEC. Otherwise, your proposal will not be included in management’s proxy materials.

If you wish to present a proposal for action at the 2004 annual meeting of stockholders, even though it will not be included in management’s proxy materials, our bylaws require that you must notify us no earlier than 90 days, and no later than 60 days, before the date of the 2004 annual meeting. However, if we do not notify you, or otherwise publicly disclose, the date of the 2004 annual meeting at least 70 days before the date of the meeting, you may notify us of the proposal you wish to present within ten days after the day on which we mail notice of, or otherwise publicly disclose, the date of the 2004 annual meeting. Your notice must be in the form required by our bylaws.

OTHER MATTERS

Our board does not know of any other matters to be presented at the 2003 annual meeting of stockholders but, if other matters do properly come before the meeting, it is intended that the persons named as proxies in the proxy will vote on them in accordance with their best judgment.

A copy of our 2002 annual report is being mailed to each stockholder of record together with this proxy statement. The 2002 annual report includes our audited financial statements for the year ended December 31, 2002. Our annual report on Form 10-K includes these financial statements, as well as more detailed information about us and our operations, supplementary financial information and certain schedules. The annual report and Form 10-K are not part of our proxy soliciting material. Copies of the annual report on Form 10-K, without exhibits, can be obtained without charge by contacting us at 21250 Hawthorne Boulevard, Torrance, California 90503, (310) 792-2600 or through our website, located at http://www.davita.com.

By order of the board of directors

Steven J. Udicious

Vice President, Secretary

and General Counsel

Torrance, California

April 17, 2003

APPENDIX A

DAVITA INC. AUDIT COMMITTEE CHARTER

I.	Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding accounting, disclosure controls and legal compliance.

•	Appoint the Company’s independent auditors. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors.

•	Monitor the independence and performance of the Company’s independent auditors and internal auditing department.

•	Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct oversight over the independent auditors as well as direct access to anyone in the Company. The Audit Committee has the authority to retain, at the Company’s expense, special legal, accounting, and other experts it deems necessary in the performance of its duties, on such terms and conditions as the Audit Committee shall determine.

II.	Audit Committee Composition and Meetings

The composition of the Audit Committee shall meet the requirements of the Securities and Exchange Commission (SEC) and the New York Stock Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. Audit Committee members may not, other than in their capacity as either a member of the audit committee or the board of directors, accept any consulting, advisory, or other compensatory fees from the company.

All members of the Audit Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Audit Committee shall have accounting or related financial management expertise.

Audit Committee members shall be appointed by the Board. If the Committee Chair is not designated or present, the members of the Audit Committee may designate a Chair by majority vote.

The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Audit Committee shall meet in executive session and separately with each of the following at least annually, the independent auditors, management responsible for financial reporting and related internal control systems, and the executive responsible for internal audit. In addition, the Audit Committee, its Chair, or other Committee member designated by the Committee, shall meet with management and the independent auditors’ quarterly to review the Company’s financial statements and significant findings based upon the auditors’ limited review procedures.

III.	Audit Committee Responsibilities and Duties

1.	Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2.	Assess the performance of the Audit Committee and each of its members with respect to the responsibilities and duties specified in this Charter.

3.	Determine the integrity of the Company’s financial reporting processes and controls through consultation with management, the independent auditors, and the internal auditors. Discuss significant risk areas and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal audit department together with management’s responses.

4.	Review with management and the independent auditors the Company’s annual audited financial statements prior to filing or distribution. Discuss significant issues regarding accounting principles, practices and judgments, and other matters required to be communicated to audit committees under the independent auditors professional governance standards.

5.	Review with management and the independent auditors the Company’s quarterly financial results prior to the release of earnings and the Company’s quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with their professional governance standards. The Committee Chair or other designated Committee member may represent the entire Audit Committee for purpose of this review.

6.	Resolve any disagreement between management and the independent auditors regarding financial reporting matters. Engage outside accounting, legal, or other experts as deemed appropriate to resolve such disagreement.

7.	Review the independence and performance of the auditors annually. Discharge the auditors and appoint new independent auditors when circumstances warrant. Approve the fees to be paid to the independent auditors, and review all significant relationships they have with the Company or other matters that could bear on the auditors’ independence.

8.	Approve all work to be performed by, and compensation paid to, the independent auditors prior to engagement, ensuring that such work does not violate regulatory restrictions. Authority for approval may be delegated to an individual Audit Committee member. The full Audit Committee will review at least annually a summary of services performed by the independent auditors and the associated compensation.

9.	Review the independent auditors’ audit plan including scope considerations, staffing, and reliance upon internal audit.

10.	Review the budget, plan, activities, organizational structure, and qualifications of the internal audit department, as needed. Review the appointment and performance of the executive responsible for internal audit.

11.	Review with the Company’s counsel any legal matters that may have a material impact on the Company’s financial statements, the Company’s compliance with applicable laws and regulations, and material reports or inquiries received from governmental agencies.

12.	Review controls over and activities regarding related party transactions and potential conflicts of interests concerning directors and officers at least annually.

13.	Prepare reports to shareholders as required by the SEC.

14.	Establish a process and procedures whereby employees may confidentially report concerns regarding the Company’s accounting, internal accounting controls or auditing matters, and ensure that employees making such reports are protected from retaliation.

15.	Perform any other activities consistent with this Charter, the Company’s by-laws and applicable laws as the Audit Committee or the Board deems necessary or appropriate.

Originally	adopted June 8, 2000
Amended	November 14, 2002

APPENDIX B

DAVITA INC. 2002 EQUITY COMPENSATION PLAN

1. Purpose. The purpose of the DaVita Inc. 2002 Equity Compensation Plan (“Plan”) is to promote the interests of DaVita Inc. (“Company”) and its stockholders by enabling the Company to offer an opportunity to acquire an equity interest in the Company so as to better attract, retain, and reward Employees, directors, and independent contractors and, accordingly, to strengthen the mutuality of interests between those persons and the Company’s stockholders by providing those persons with a proprietary interest in pursuing the Company’s long-term growth and financial success. Awards under the Plan will be made in the form of the issuance of Options, Restricted Stock, Stock Issuances, Stock Appreciation Rights, and Other Awards.

2. Definitions. For purposes of this Plan, the following terms shall have the meanings set forth below.

(a)	“Board” or “Board of Directors” means the Board of Directors of DaVita Inc.

(b)	“Code” means the Internal Revenue Code of 1986. Reference to any specific section of the Code shall also be deemed to be a reference to any successor provision.

(c)	“Committee” means the administrative committee of this Plan that is provided for in Section 3 of this Plan.

(d)	“Common Stock” means the common stock of DaVita Inc. or any security issued in substitution, exchange, or in lieu thereof.

(e)	“Company” means DaVita Inc., a Delaware corporation, or any successor corporation. Except where the context indicates otherwise, the term “Company” shall include its Parent and Subsidiaries, if any.

(f)	“Disabled” means permanent and total disability, as defined in Code Section 22(e)(3).

(g)	“Effective Date” of this Plan is April 11, 2002.

(h)	“Employee” means a worker whose earnings the Company reports on a Form W-2.

(i)	“Exchange Act” means the Securities Exchange Act of 1934.

(j)	“Fair Market Value” of Common Stock for any day shall be the last reported sale price on that day regular way, or if no such reported sale takes place on that day, the average of the last reported bid and ask prices on that day regular way, in either case on the principal national securities exchange on which the Common Stock is traded or listed.

(i)	If the national securities exchange is closed on such date, the “Fair Market Value” shall be determined as of the last preceding day on which the Common Stock was traded or for which bid and ask prices are available.

(ii)	In the case of an Incentive Stock Option, “Fair Market Value” shall be determined without reference to any restriction other than one that, by its terms, will never lapse.

(k)	“Grants” mean awards of Options, Restricted Stock, Stock Issuances, Stock Appreciation Rights, and Other Awards.

(l)	“Incentive Stock Option” means an option to purchase Common Stock that is intended to be an incentive stock option under Code Section 422.

(m)	“Insider” means a person who is subject to Section 16 of the Exchange Act.

(n)	“Non-Qualified Stock Option” means any option to purchase Common Stock that is not an Incentive Stock Option.

(o)	“Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(p)	“Other Awards” mean equity-based awards that are not Options, Restricted Stock, Stock Appreciation Rights, or Stock Issuances. However, in the event that the Other Award is the functional equivalent of Restricted Stock or Stock Issuance, (i) the special share-counting rule contained in Section 5(a)(iv) and (ii) the minimum vesting period contained in Section 2(u) shall apply.

(q)	“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations (other than the Company) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, as determined in accordance with the rules of Code Section 424(e).

(r)	“Participant” means a person who has received a Grant.

(s)	“Plan” means this DaVita Inc. 2002 Equity Compensation Plan.

(t)	“Predecessor Plans” mean the DaVita Inc. 1994 Equity Compensation Plan, 1995 Equity Compensation Plan, 1997 Equity Compensation Plan, and 1999 Equity Compensation Plan.

(u)	“Restricted Stock” mean the shares of Common Stock that are issued to a Participant, where the Participant does not immediately possess a vested right to those shares. In the case of a Grant to an Employee, the Participant may not become fully vested in the Restricted Stock in less than three (3) years from the date of the Grant. Nevertheless, the terms of a Grant may provide for faster vesting in limited situations of retirement, death, disability, change in control, and/or grants to newly-hired Employees. Other than the right to sell or otherwise transfer the shares and such other restrictions as may be contained in the Grant, the Participant shall be treated as the owner of the Restricted Stock (e.g., for voting purposes) from the date of the issuance of the shares.

(v)	“Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission.

(w)	“Section 162(m)” means Code Section 162(m), which imposes a million dollar ($1,000,000) compensation deduction limitation on amounts paid to certain senior executives.

(x)	“Service” means the performance of service, whether as an Employee or as an independent contractor (e.g., as a member of the Board ).

(i)	Nevertheless, except to the extent otherwise expressly provided to the contrary in the terms of the Grant, service performed by the Participant shall only be taken into account to the extent it is performed in the same capacity as on the date of the Grant (that is, as an Employee or as an independent contractor). In making the determination as to whether or not a Grant should provide for the continuation of Service after a change in status, the Committee shall take into account the relevant possible tax and accounting consequences.

(ii)	The Committee shall prescribe such rules as it may deem necessary or appropriate regarding crediting of periods of Service while a Participant is on a leave of absence.

(y)	“Severance” means, with respect to a Participant, the termination of the Participant’s Service, whether by reason of death, disability, or any other reason.

(i)	For purposes of determining the exercisability of an Incentive Stock Option, a Participant who is on a leave of absence that exceeds ninety (90) days will be considered to have incurred a Severance on the ninety-first (91st) day of the leave of absence, unless the Participant’s rights to reemployment are guaranteed by statute or contract.

(ii)	A Participant will not be considered to have incurred a Severance because of a transfer between the Company, Subsidiary, or Parent.

(iii)	If a Participant switches from Employee to independent contractor status or vice versa, that will be treated as a Severance, except as otherwise expressly provided to the contrary in the terms of the Grant.

(iv)	If a Participant switches from Employee to independent contractor status, that will result in an Option losing its status as an Incentive Stock Option after ninety (90) days has elapsed since the switch. Thereafter, the Option (if it is exercisable at all) will be treated as a Non-Qualified Stock Option.
(z)	“Stock Appreciation Right” means the right to receive a payment equal to the difference between the Fair Market Value of the Common Stock on the date of its issuance and the date on which the right is exercised. Stock Appreciation Rights may be settled in cash or Common Stock.

(aa)	“Stock Issuance” means the direct issuance of fully vested shares to an Employee or an independent contractor (including a director) for compensation previously earned. The shares may be issued immediately or on a deferred basis.

(bb)	“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, as determined in accordance with the rules of Code Section 424(f).

(cc)	“Substitute Grant” means an award issued to a person who had performed services for an entity that was acquired by the Company in substitution of a grant previously awarded to that individual or entity by the acquired entity.

(dd)	“Ten Percent Stockholder” means any person who owns (after taking into account the constructive ownership rules of Code Section 424(d)) more than ten percent (10%) of the combined voting power of all classes of stock of DaVita Inc. or of any of its Parents or Subsidiaries.

3. Administration.

(a)	Except as provided below, this Plan shall be administered by the Compensation Committee of the Board.

(b)	If the income recognized with respect to an Option is intended to be exempt from Section 162(m), the Committee must be composed exclusively of “Outside Directors,” as that term is defined in Section 162(m). Similarly, if a Grant to an Insider is intended to be an exempt purchase under Section 16 of the Exchange Act, then either (i) the Committee must be composed exclusively of “Non-Employee Directors,” as that term is defined in Rule 16b-3 or (ii) the grant must be made by the Board of Directors.

(c)	The Committee is authorized to interpret this Plan and to adopt rules and procedures relating to the administration of this Plan, including those relating to sub-plans established for the purpose of qualifying for preferred tax or other treatment under foreign laws. All actions of the Committee in connection with the interpretation and administration of this Plan shall be binding upon all parties. No member of the Committee shall incur any liability for any actions taken or inactions done in good faith.

(d)	Subject to the limitations of Sections 9 and 14 of this Plan, the Committee is expressly authorized to make such modifications to this Plan and to Grants made under this Plan as are necessary to effectuate the intent of this Plan as a result of any changes in the tax, accounting, or securities laws treatment of Participants or of the Plan.

(e)	The Board of Directors may, by a resolution adopted by the Board, delegate the power to issue Grants under the Plan, provided such delegation is consistent with applicable law and the requirements of any stock exchange on which the Common Stock is traded.

4. Duration of Plan.

(a)	This Plan shall be effective as of the Effective Date.

(b)	The ability to issue Incentive Stock Options shall terminate on February 8, 2012, which is the tenth anniversary of the date on which the Board of Directors adopted the Plan. The preceding sentence shall not apply if there is stockholder approval of an amendment to the Plan prior to such date, which amendment increases the number of shares that may be issued or changes the class of employees eligible to receive grants of Incentive Stock Options. The effect of obtaining stockholder approval shall be to extend the term of the Incentive Stock Option feature of the Plan for another ten (10) years from the date on which the Board of Directors approved the amendment.

5. Number of Shares.

(a)	The following rules shall govern the size of Grants under this Plan.

(i)	The base maximum number of shares of Common Stock which may be issued pursuant to this Plan is six million, eight hundred thirty-nine thousand (6,839,000) shares. In addition, two million four hundred eleven thousand and forty (2,411,040) shares, representing the balance remaining in the Predecessor Plans at the Effective Date were transferred to this Plan. The total number of shares available under the Plan will also be increased by the shares that subsequently become available under the Predecessor Plans as determined pursuant to this Plan.

(ii)	The maximum number of shares that may be subject to Grants awarded to a single Participant in any consecutive twenty-four (24) month period is one million five hundred thousand (1,500,000). For this purpose, (A) shares subject to a terminated or expired Option or Stock Appreciation Right, as well as Restricted Stock that has been forfeited shall be considered to remain outstanding and (B) the repricing of an Option or Stock Appreciation Right shall be treated as the issuance of a new Option or Stock Appreciation Right.

(iii)	The maximum number of shares that may be issued pursuant to Incentive Stock Options during the lifetime of the Plan is five million (5,000,000) shares.

(iv)	To the extent that a Grant is made in the form of Restricted Stock or Stock Issuance (or an Other Award that is the functional equivalent of Restricted Stock or Stock Issuance), the remaining share reserve in the Plan shall be reduced by an amount equal to 2.75 times the number of shares subject to that Grant.

The preceding numbers shall be adjusted as set forth in Section 12 of this Plan.

(b)	Shares shall again become available for use under the Plan upon (i) the expiration or termination (for any reason) of an Option or Stock Appreciation Right which shall not have been exercised in full, and (ii) the forfeiture of shares of Common Stock subject to a Grant of Restricted Stock.

(c)	The following rules apply for purposes of determining the number of shares that remain available for issuance under the Plan, regardless of whether the underlying Grant was made under this Plan or a Predecessor Plan.

(i)	In the event a Participant pays part or all of the exercise price of an Option by surrendering shares of Common Stock that the Participant had previously acquired, only the number of shares issuable to the Participant in excess of the number that was surrendered shall be taken into account for purposes of determining the maximum number of shares that may be issued under the Plan.

(ii)	Shares that are not issued to a Participant, but rather, are used to satisfy the income tax withholding obligations upon (A) the exercise of an Option or Stock Appreciation Right (that is settled in stock), (B) the vesting of Restricted Stock, or (C) the grant of Stock Issuances are not taken into account for purposes of determining the maximum number of shares that may be issued under the Plan.

(iii)	The following rules apply in determining whether there will be any reduction in the maximum number of shares that remain available for issuance under the Plan in the case of the exercise of a Stock Appreciation Right:

(A)	If the Stock Appreciation Right is settled in cash, none of the shares that were subject to it shall reduce the total number of shares that remain available for issuance; and

(B)	If it is settled in stock, only the number of shares actually issued pursuant to the Stock Appreciation Right are taken into account for purposes of determining the maximum number of shares that remain available for issuance.

(d)	To the extent permitted by applicable law and the rules of any stock exchange or quotation system on which the Company’s stock is traded or listed, the Corporation can replenish the number of shares available under the Plan through repurchases of its existing shares, provided that the purchases are effected solely by the use of:

(i)	The cash proceeds received by the Company upon the exercise of Options issued under the Plan or a Predecessor Plan; and

(ii)	The actual tax savings achieved by the Company relating to the exercise of Options under the Plan and the Predecessor Plans;

provided that those exercises occur after the Effective Date.

(e)	Rules similar to the preceding provisions of this Section 5 shall apply with respect to Other Awards.

6. Eligibility.

(a)	Persons eligible to receive Grants under this Plan shall consist of (i) Employees, (ii) members of the Board of Directors, and (iii) other persons providing Services, other than persons only providing Services in connection with a capital raising transaction. However, Incentive Stock Options may only be awarded to Employees.

(b)	In the event that the Company acquires another entity, the Committee may authorize the issuance of Substitute Grants upon such terms and conditions as the Committee shall determine, which may be different from the terms contained in this Plan, taking into account the limitations of Code Section 424(a) in the case of a Substitute Grant that is intended to be an Incentive Stock Option.

(c)	In the event that the Committee makes a Grant to a person who is not currently an Employee of or an independent contractor to the Company, such Grant shall not become effective until such individual commences performing Services to the Company and it must satisfy the pricing limitations set forth in Section 7 of this Plan at that time.

(d)	After taking into consideration the tax, securities, and accounting consequences of doing so, the Committee may issue Non-Qualified Stock Options, Restricted Stock, Stock Issuances, Stock Appreciation Rights, and Other Awards to individuals who are performing Services (whether as Employees or as independent contractors) to entities that are related to or affiliated with the Company but that do not qualify as Parents or Subsidiaries. The Committee shall prescribe such rules as it deems appropriate regarding the crediting of Service in these circumstances.

7. Form of Grants. Grants shall be awarded under this Plan in such amounts, at such times, to such persons, on such terms and in such form as the Committee may approve, which shall not be inconsistent with the provisions of this Plan, but which need not be identical from Grant to Grant.

(a)	The exercise price per share of Common Stock purchasable under an Option shall be set forth in the Option, and shall not be less than the Fair Market Value of the Common Stock on the date of Grant. However, the exercise price of an Incentive Stock Option issued to a Ten Percent Stockholder shall be no less than one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of the Grant. Similarly, the base price of a Stock Appreciation Right shall not be less than the Fair Market Value of the Common Stock on the date of the Grant. However, the preceding three sentences shall not apply in the case of Substitute Grants issued under this Plan. Similar pricing rules shall apply in the case of Other Awards.

(b)	A Grant shall be exercisable at such time or times and be subject to such terms and conditions as may be set forth in its provisions. However, no Grant shall be exercisable prior to the Effective Date.

(c)	Except in the case of Substitute Grants, the aggregate Fair Market Value (determined as of the date of Grant) of the number of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year shall not exceed one hundred thousand dollars ($100,000). To the extent that a Participant’s Options exceed that limit, they will be treated as Non-Qualified Stock Options, with the first Options that were awarded to the Participant to be treated as Incentive Stock Options.

(d)	Except as provided in Section 10 or in the case of Substitute Grants, the term of a Grant shall not exceed five (5) years from the date of its issuance.

8. Exercise of Grants.

(a)	Grants that are settled in stock shall only be exercisable for whole numbers of shares.

(b)	Options are exercised by payment of the full amount of the purchase price to the Company as follows:

(i)	The payment shall be in cash or such other form or forms of consideration as the Committee shall deem acceptable, such as the surrender (either actually or constructively by means of attestation) of outstanding shares of Common Stock owned by the Participant for the minimum period of time necessary to avoid adverse accounting treatment (if applicable).

(ii)	After giving due consideration to the consequences under Rule 16b-3 and under the Code, the Committee may also authorize the exercise of Options by the delivery to the Company (or its designated agent) of an executed written notice of exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares of Common Stock and to deliver the sale or margin loan proceeds directly to the Company to pay all or a portion of the exercise price of the Option and/or any tax withholding obligations.

For purposes of determining the amount of income that is recognized by a Participant pursuant to a “same-day sale” transaction described in Subparagraph (ii) above, the Fair Market Value of the Common Stock shall be the price at which the Common Stock was sold.

(c)	Stock Appreciation Rights may be exercised by providing notice to the Committee on such terms and conditions as are set forth in the Grant.

(d)	Except as otherwise provided in the terms of the Grant, the Participant may exercise the Grant following his or her Severance only to the extent that the Grant could have been exercised on the date of the Severance, so that no events that occur following Severance will increase the vested portion of the Grant.

(e)	The Committee may provide for the acceleration of the vesting of Grants upon a change of control or similar circumstances, under such conditions as may be set forth in the Grants.

9. Modification of Grants.

(a)	After due consideration to the possible tax, securities, and accounting consequences, the Committee may modify an existing Grant, including by:

(i)	Accelerating the right to exercise it; or

(ii)	Extending or renewing it.

(b)	In no event will the exercise price of any outstanding Grant be reduced or repriced, including any repricing effected by issuing replacement stock options for outstanding stock options that have an exercise price greater than the Fair Market Value of the Common Stock, without first obtaining stockholder approval. This same prohibition will apply to Stock Appreciation Rights and Other Awards.

(c)	In the event that the Board amends the terms of an Option so that it no longer qualifies as an Incentive Stock Option, the limitations imposed upon the Option under the Code and the Plan solely by virtue of its (formerly) qualifying as an Incentive Stock Option shall no longer apply, to the extent specified in the amendment.

(d)	Whether a modification of an existing Incentive Stock Option will be treated as the issuance of a new Incentive Stock Option will be determined in accordance with the rules of Code Section 424(h).

(e)	Whether a modification of an existing Grant previously awarded to an Insider will be treated as a new Grant for purposes of Section 16 of the Exchange Act will be determined in accordance with Rule 16b-3.

10. Termination of Grants.

(a)	Except to the extent provided otherwise in the terms of the Grant, each Grant shall terminate on the earliest of the following dates:

(i)	The date that is one (1) year from the date of the Severance of the Participant, if the Severance occurred because of the Participant’s death or Disability.

(ii)	In the case of any Severance other than one described in Subparagraph (i) above, the date that is three (3) months from the date of the Participant’s Severance.

(b)	Except in the case of a Severance caused by death or Disability, in no event shall an Option or Stock Appreciation Right be exercisable more than five (5) years after the date on which it was issued.

(c)	The nonvested portion of the Option or Stock Appreciation Right shall terminate immediately upon Severance, and the vested portion at the time the balance of the Option or Stock Appreciation Right terminates, as determined pursuant to the above rules.

(d)	The nonvested portion of a Grant of Restricted Stock shall terminate immediately upon Severance.

11. Non-Transferability of Grants. Except as may be expressly provided in the terms of a specific Grant, (a) during the lifetime of the Participant, Grants are exercisable only by the Participant, and (b) Grants are not assignable or transferable except by will or the laws of descent and distribution.

12. Adjustments.

(a)	In the event of any change in the capitalization of the Company affecting its Common Stock (e.g., a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification, or other similar transaction), the Committee shall make such adjustments as it may deem appropriate with respect to:

(i)	The number, kind, and exercise price of shares covered by each outstanding Grant; and

(ii)	The maximum number and/or kind of shares that may be awarded under this Plan, including the limitations contained in Section 5(a) of this Plan.

(b)	The Committee may also make such adjustments in the event of a spin-off or other distribution of Company assets to stockholders (other than normal cash dividends).

13. Notice of Disqualifying Disposition. A Participant must notify the Company within fifteen (15) days if the Participant disposes of stock acquired pursuant to the exercise of an Incentive Stock Option issued under the Plan or a Predecessor Plan prior to the expiration of the holding periods required to qualify for long-term capital gains treatment on the disposition.

14. Amendments and Termination. Subject to the limitations of applicable law and any stock exchange on which the Common Stock is listed or traded, the Board may at any time amend or terminate this Plan. The Plan may not be amended other than by a written document executed by the Company. Furthermore, no Participant may rely upon any statement (oral or written) that is inconsistent with the terms of the Plan or the Grant. To insure that Options can qualify as Incentive Stock Options, within twelve (12) months after the adoption of the amendment by the Board of Directors, the stockholders must approve any amendment that changes:

(a)	The class of Employees who are eligible to receive Incentive Stock Options; and/or

(b)	The maximum number of shares of Common Stock that may be issued as Incentive Stock Options under the Plan, except as adjusted pursuant to Section 12 of this Plan.

15. Tax Withholding.

(a)	The Company shall have the right to take such actions as may be necessary to satisfy its tax withholding obligations relating to the operation of this Plan.

(b)

To the extent authorized by the Committee, Participants may (i) surrender previously acquired shares of Common Stock or (ii) have shares withheld in satisfaction of the tax withholding obligations. To the extent necessary to avoid adverse accounting treatment, the number of shares that may be withheld for this purpose shall not exceed the minimum number needed to satisfy the applicable income and employment tax withholding rules. Similarly, the shares surrendered must have been owned by the Participant for the minimum period of time necessary to avoid adverse accounting treatment (if applicable).

(c)	If Common Stock is used to satisfy the Company’s tax withholding obligations, the stock shall be valued at its Fair Market Value when the tax withholding is required to be made.

16. No Additional Rights.

(a)	Neither the adoption of this Plan nor the awarding of any Grant shall:

(i)	Affect or restrict in any way the power of the Company to undertake any corporate action; or

(ii)	Confer upon any Participant the right to continue performing Service for the Company, nor shall it interfere in any way with the right of the Company to terminate the Service of any Participant at any time, with or without cause, subject to the terms of any applicable employment or consulting agreement between the Participant and the Company.

(b)	No Participant shall have any rights as a stockholder with respect to any shares awarded to the Participant under this Plan until the date a certificate for such shares has been issued to the Participant.

17. Securities Law Restrictions.

(a)	No shares of Common Stock shall be issued under this Plan unless the Committee shall be satisfied that the issuance will be in compliance with applicable federal and state securities laws and the requirements of any stock exchange or other securities market on which the Company’s securities may then be traded. Similarly, a Participant will not be permitted to exercise a Grant if such exercise would violate the Company’s internal policies.

(b)	The Committee may require certain investment (or other) representations and undertakings by the person exercising a Grant if necessary to comply with applicable law.

(c)	Certificates for shares of Common Stock delivered under this Plan may be subject to such restrictions as the Committee may deem advisable. The Committee may cause a legend to be placed on the certificates to refer to those restrictions.

(d)	The inability of the Company to obtain registration, qualification, or other necessary authorization, or the unavailability of an exemption from any registration or qualification obligation deemed by the Company’s counsel to be necessary for the lawful issuance and sale of any shares of its Common Stock under this Plan shall:

(i)	Suspend the Company’s obligation to permit the exercise of any Grant or to issue any shares under this Plan; and

(ii)	Relieve the Company of any liability in respect of the nonissuance or sale of the shares as to which the requisite authority or exemption shall not have been obtained.

18. Indemnification.

(a)	To the maximum extent permitted by law, the Company shall indemnify each member of the Committee and of the Board, as well as any other Employee of the Company with duties under the Plan, against expenses and liabilities (including any amount paid in settlement) reasonably incurred by the individual in connection with any claims against the individual by reason of the performance of the individual’s duties under this Plan, unless the losses are due to the individual’s gross negligence or lack of good faith.

(b)	The Company will have the right to select counsel and to control the prosecution or defense of the suit.

(c)	In the event that more than one person who is entitled to indemnification is subject to the same claim, all such persons shall be represented by a single counsel, unless such counsel advises the Company in writing that he or she cannot represent all such persons under the applicable rules of professional responsibility.

(d)	The Company will not be required to indemnify any person for any amount incurred through any settlement unless the Company consents in writing to the settlement.

19. Governing Law. This Plan and all actions taken pursuant to it shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws provisions.

Plan History

February 8, 2002—Board of Directors of DaVita adopt the Plan, subject to stockholder approval

April l1, 2002—DaVita stockholders approve the adoption of the Plan

February 26, 2003—Board of Directors of DaVita adopt amendments to the Plan (a) authorizing grants of stock appreciation rights, restricted stock, (direct) stock issuances, and other equity-based awards, (b) decreasing the maximum number of shares that can be issued under the Plan from 8,500,000 to 6,839,000, and (c) specifying the exact number of shares that were transferred to the Plan from the Predecessor Plans on the Effective Date (that represented the share reserves remaining under those plans).

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS – MAY 21, 2003

TO OUR STOCKHOLDERS:

We will hold our 2003 annual meeting of the stockholders of DaVita Inc., a Delaware corporation, on Wednesday, May 21, 2003 at 1:30 p.m., San Francisco time, at the Hyatt Regency San Francisco Airport, 1333 Old Bayshore Highway, Burlingame, California 94010. As further described in the accompanying Proxy Statement, at this meeting we will:

1.	Elect seven directors to our board of directors to serve for a term of one year or until their successors are duly elected and qualified.

2.	Consider and act upon a proposal to approve an amendment to the DaVita Inc. 2002 Equity Compensation Plan (a) to authorize awards under the plan in the form of restricted stock, stock issuances, stock appreciation rights, and other equity-based awards, as well as (b) to decrease the total number of shares available for issuance under the plan.

3.	Transact other business as may properly come before the meeting or any meetings held upon adjournment of the meeting.

Our board of directors has fixed the close of business on April 14, 2003 as the record date for the determination of stockholders entitled to vote at the meeting or any meetings held upon adjournment of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote. A copy of our 2002 annual report to stockholders is enclosed with this notice, but is not part of the proxy soliciting material.

We invite you to attend the meeting and vote in person. If you cannot attend, to assure that you are represented at the meeting, please sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. If you attend the meeting, you may vote in person, even if you previously returned a signed proxy.

By order of the board of directors,

Steven J. Udicious

Vice President,

Secretary and General Counsel

Torrance, California

April 17, 2003

DAVITA INC.

COMMON STOCK	PROXY	BOARD OF DIRECTORS

This Proxy is solicited on behalf of the Board of Directors of DAVITA INC.

The undersigned hereby appoints Kent J. Thiry or Steven J. Udicious, or either of them, the true and lawful attorneys and proxies of the undersigned, with full power of substitution to vote all shares of the Common Stock, $0.001 par value per share, of DAVITA INC., which the undersigned is entitled to vote at the annual meeting of the stockholders of DAVITA INC., to be held at 1:30 p.m., San Francisco time, on May 21, 2003 at the Hyatt Recency San Francisco Airport, 1333 Old Bayshore Highway, Burlingame, California, and any and all adjournments thereof, on the proposals set forth on the reverse side of this Proxy and any other matters properly brought before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1 and FOR approval of Proposal 2. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

All Proxies to vote at said meeting or any adjournment heretofore given by the undersigned are hereby revoked. Receipt of Notice of Annual Meeting and Proxy Statement dated April 17, 2003 is hereby acknowledged.

DAVITA INC.

P.O. BOX 11308

NEW YORK, N.Y. 10203-0308

ê DETACH PROXY CARD HERE ê

☐	Please mark, sign, date and return this Proxy in the accompanying prepaid envelope.	☒
Votes must be indicated (x) in Black or Blue ink.

The Directors recommend a vote FOR all Nominees listed in Proposal 1 and FOR Proposal 2.

1. Election of Directors									FOR	AGAINST	ABSTAIN

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐		2.	Proposal to approve the amendment to the DaVita Inc. 2002 Equity Compensation Plan.	☐	☐	☐

Nominees:	Nancy-Ann DeParle, Richard B. Fontaine, Peter T. Grauer, C. Raymond Larkin, Jr., John M. Nehra, William L. Roper, Kent J. Thiry						3.	Such other matters as may properly come before the meeting.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)								To change your address, please mark this box.			☐

*Exceptions								To include any comments, please mark this box.			☐

							SCAN LINE

							Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please indicate full title.

						Date	Share Owner sign here			Co-Owner sign here